UNITED STATES DISTRICT COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION
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In re GREAT SOUTHERN LIFE INSURANCE               MDL Docket No.  1214
COMPANY SALES PRACTICES LITIGATION
             (All Cases)
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                            STIPULATION OF SETTLEMENT


         IT IS HEREBY STIPULATED AND AGREED, by, between and among Irwin Ginsberg, Harriet D. Mann, Yvonne H. Massey and Isaac Norman ("Plaintiffs"), in their individual and representative capacities, and Great Southern Life Insurance Company (the "Company"), through their duly authorized counsel, that the lawsuit captioned In re Great Southern Life Insurance Company Sales Practices Litigation, MDL Docket No. 1214 (the "Action"), and the matters raised by the Action, are settled, compromised and dismissed on the merits and with prejudice on the terms and conditions set forth in this Settlement Agreement and the Release set forth herein, subject to the approval of the Court.

I.       INTRODUCTION

A.       Procedural History

1.  This   settlement   resolves  four  class  actions  that  are  part  of  the
multidistrict litigation captioned In re Great Southern Life Insurance Company Litigation, MDL No. 1214. These four actions as originally filed are:

a. McGraw v. Great Southern Life Ins. Co., No. 19216, filed on March 3, 1997 in the District Court of Jaspar County, Texas (subsequently removed to the United States District Court for the Eastern District of Texas);

b.  Mann v.  Great  Southern  Life Ins.  Co.,  No.  97-2301-CIV-T-17E,  filed on
September 22, 1997 in the United States District Court for the Middle District of Florida, Tampa Division;

c. Ginsberg v. Great Southern Life Ins. Co., No. 97-4316-CA-27176-2SS-6725, filed on February 25, 1997 in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida (subsequently removed to the United States District Court for the Southern District of Florida); and

d. Massey v. Great Southern Life Ins. Co., No. CV-97-1078, filed on September 19, 1997 in the Circuit Court of Tuscaloosa County, Alabama (subsequently removed to the United States District Court for the Northern District of Alabama).

2. Having removed the state court actions to the federal courts in their respective districts, the Company thereafter moved the Judicial Panel on Multidistrict Litigation ("MDL Panel") for an order transferring the Ginsberg, Massey, McGraw and Mann actions to the Northern District of Texas for coordinated and consolidated pretrial proceedings pursuant to 28 U.S.C. ss. 1407. On May 5, 1998, the MDL Panel granted the Company's motion.

3. On August 10, 1998, Plaintiffs filed a Consolidated Class Action Complaint, adding as a defendant the Company's parent corporation, Americo Life, Inc. This complaint was then amended in March 1999, when Plaintiffs filed their Consolidated First Amended Class Action Complaint.

4. In May 1999, defendant Americo Life, Inc. moved to dismiss Plaintiffs' claims. On September 15, 1999, the Court granted Americo's motion.

5. Briefing on class certification began in March 1999 with Plaintiffs' motion for class certification, and continued until mid-July with the Company's opposition, Plaintiffs' reply, the Company's surreply and finally Plaintiffs' reply to surreply. On March 13, 2000, the Court granted Plaintiffs' motion for class certification.

6. The Company petitioned the United States Court of Appeals for the Fifth Circuit for permission to appeal the class certification ruling pursuant to Federal Rule of Civil Procedure 23(f). By joint motion of the parties, the Company's petition was stayed pending settlement negotiations.

7. On September 29, 2000, the Company's petition for permission to appeal was disposed of pursuant to Fifth Circuit Rule 42.4, subject to either party's right to reinstate the petition without prejudice within 180 days. On March 2, 2001, the Fifth Circuit granted the Company an additional 180 days in which to reinstate its petition for permission to appeal.

B.       Plaintiffs' Allegations

1. The Consolidated Second Amended Class Action Complaint (the "Complaint") asserts claims relating to the Company's life insurance sales, servicing and administration practices. The Complaint alleges, among other things, that the Company either knowingly or recklessly misrepresented to Plaintiffs and Class Members (a) that a single pre-payment, or a limited number of premium payments, would cover all out-of-pocket premiums due on the Company's Policies; (b) the Company's anticipated variability of dividend scales, interest crediting rates and expenses, and the resulting detrimental impact on cash values, death benefits and/or other benefits under the Policies; (c) the ability to achieve a competitive rate of return on premiums paid, in excess of guarantees specified in the Policy form; (d) the financial harm of replacing their existing life insurance policies with a Company Policy; and (e) the nature and use of the Policy as an investment, retirement or savings vehicle. C. Discovery 1. Before commencing this Action and during litigation and settlement negotiations, Plaintiffs' counsel conducted an examination and evaluation of the relevant law and facts to assess the merits of their claims and potential claims and to determine how best to serve the interests of Plaintiffs and the Class.

2. In the course of their examination, counsel for Plaintiffs reviewed approximately 280,000 pages of documents produced by the Company and its actuaries, conducted the deposition of the Chief Executive Officer of the Company pursuant to a subpoena of the Company under Federal Rule of Civil Procedure 30(b)(6), deposed other current Company officials, interviewed other current or former Company officials or representatives and conducted other informal discovery of the Company, its agents and its policyowners relating to the issues raised in the Action.

3. After commencement of this Action and during litigation and settlement negotiations, counsel for the Company conducted a thorough examination and evaluation of the relevant law, facts and allegations to assess the merits of Plaintiffs' claims and potential claims and to determine the strength of the Company's defenses and the extent, if any, of the Company's liability for the relief sought in the Action.

D. Settlement Considerations

1. Based upon their discovery, investigation and evaluation of the facts and law relating to the matters alleged in the pleadings, and analysis of the financial condition of the Company and its affiliated entities, Plaintiffs and counsel for Plaintiffs and the Class have agreed to settle the Action pursuant to the provisions of this Settlement Agreement after considering, among other things,
(a) the substantial benefits available to Plaintiffs and the Class under the terms of this Settlement Agreement, (b) the attendant risks and uncertainty of litigation, especially in complex actions such as this, as well as the difficulties and delays inherent in such litigation, and (c) the desirability of consummating this Settlement Agreement promptly to provide effective relief to Plaintiffs and the Class.

2. The proposed settlement has been reviewed by various consultants and experts retained by Plaintiffs, and by Plaintiffs and their counsel, all of whom agree that this Settlement Agreement is fair, reasonable and adequate because it provides substantial benefits to the Class, is in the best interests of the Class, and fairly resolves the claims alleged.

II.      DEFINITIONS

A. As used in this Settlement Agreement and the annexed exhibits (which are an integral part of this Settlement Agreement and are incorporated in their entirety by reference), the following terms have the following meanings, unless a Section or Subsection of this Settlement Agreement or its exhibits expressly provides otherwise:

1. "Accountant" means the independent public accountant of national stature, selected by Lead Counsel upon consultation with the Company, who shall conduct the review set forth in Exhibit O hereto to review whether the Company's determination of the Earnings of Class Policies (including the correctness of the calculated impact of any Reinsurance Treaties) and Profit Participation during the Profit-Sharing Term is in accordance with this Settlement Agreement, as set forth in Section IV.G.1.d below.

a. The Company shall pay the Accountant the fees and expenses normally charged by the Accountant, and in no event more than (i) rates reasonably and customarily charged within the accounting profession for similar services; or
(ii) a total of $50,000 for the Accountant's examination for any year of the Profit-Sharing Term, increased on a cumulative basis at 3% annually. The payment of fees and costs will be made by the Company separate and apart from the Earnings of Class Policies and Profit Participation.

b. The Accountant shall provide to Lead Counsel and the Company annually a report setting forth its conclusions based upon its conduct of the review set forth in Exhibit O hereto, together with a copy of all supporting work papers.

c. The Company may request that Lead Counsel remove the Accountant for financial defalcation or gross misconduct. Such request shall not be unreasonably denied. Lead Counsel may also remove the Accountant for any reason at any time. If the Accountant is removed, Lead Counsel shall choose another Accountant.

2. "Account Value" means the account or accumulation value of a Policy, as those terms are defined in the Policies.

3. "Action" means the lawsuit captioned In re Great Southern Life Insurance Company Sales Practices Litigation, MDL Docket No. 1214.

4. "Actual Asset Base" means the Account Value, unreduced by the amount of any outstanding loans or any applicable surrender charges and excepting dividends or policy credits left on deposit, of a Policy as of a date that (a) for Inforce Policies, is not earlier than 45 days before the date the Claim File is furnished to the Claim Evaluator or (b) for Terminated Policies, is the date of termination.

5. "Administrator" means any third-party agents or administrators whom the Company shall retain to help implement the terms of this Settlement Agreement.

6. "Aggregate CEP Relief" means the aggregate cost of all relief awarded by the Claim Evaluator to Claims submitted to and accepted in the Claim Evaluation Process, pursuant to the terms of the attached Exhibit A, not including (a) any relief awarded for Part VIII Claims, (b) any reductions in the relief awarded to Claims pursuant to Section IV.B.2.c below or (c) any relief provided to Claimants whose Claims are "C" Claims, as that term is utilized in Exhibit A hereto.

7. "Annual Statement" means, for any given calendar year, the Annual Statement for that calendar year of the Condition and Affairs of the Great Southern Life Insurance Company, made to the Insurance Department of the State of Texas.

8. "Attorneys' Fees and Expenses" means such funds as may be awarded to Lead Counsel to compensate them (and any other attorneys for Plaintiffs or Class Members who are currently counsel of record in this Action) for their fees and expenses in connection with the Action, as provided for in Section IX below.

9. "CEP Account" means the individual account that shall be established for each successful Claimant in the Claim Evaluation Process, in the dollar amount of the CEP Award made to the Claimant, which amount shall be provided to the Claimant in the manner set forth in Sections IV.B.3.c and IV.D below.

10. "CEP Administration" means, with respect to each Claim, those administrative tasks to be completed by the Claim Evaluator following delivery by the Company of the relevant Claim File to Lead Counsel or its designee (including without limitation the categorization, designation, and awarding of relief for that Claim, and any preparations therefor), the costs of which will be paid by the Company separate and apart from the Earnings of Class Policies.

11. "CEP Award" means the relief awarded to each successful Claimant in the Claim Evaluation Process, as reduced, if necessary, by the operation of Section IV.B.2.c below.

12. "Claim" means a claim or controversy that is timely submitted by a Class Member or his or her representative to the Claim Evaluation Process, not including Part VIII Claims, as set forth in Exhibit A hereto.

13. "Claim Categorization" means the assignment of a Claim to one or more Claim Categories, as defined in Exhibit A hereto.

14. "Claim Category" means one of the categories of Claims defined in Exhibit A hereto.

15. "Claim Designation" means the designation of a Claim by the Claim Evaluator as an "A" Claim, a "B" Claim, a "C" Claim or a "D" Claim pursuant to Exhibit A hereto.

16. "Claim Evaluation Process" or "CEP" means the procedures for presentation, evaluation and resolution of Claims, as described in Section IV.A below and in Exhibit A hereto.

17. "Claim Evaluator" means a person chosen by Lead Counsel who is responsible for Claim Categorization, Claim Designation, CEP Administration and, where appropriate, awarding relief for Claims pursuant to the terms of this Settlement Agreement.

a. The Claim Evaluator may retain as many assistants as are necessary to process Claims in an efficient and timely manner.

b. The Company may request that Lead Counsel remove the Claim Evaluator for financial defalcation or gross misconduct. Such request shall not be unreasonably denied. Lead Counsel may also remove the Claim Evaluator for any reason at any time. If the Claim Evaluator is removed, Lead Counsel shall choose another Claim Evaluator.

18. "Claim File" means the file assembled for each Claim for use in the Claim Evaluation Process. The Claim File shall include (a) the Claim Form and all other materials submitted by the Claimant, (b) the Policy File, (c) any other information provided by the Claim Evaluator and (d) any other information agreed to by the Parties.

19. "Claim Form" means the document attached as an appendix to Exhibit J hereto. Each Claim Form shall include a signed Claimant Declaration.

20. "Claimant"
means a Class Member, or the legal or authorized representative of a Class Member, who submits a Claim to the Claim Evaluation Process with respect to a particular Policy or Policies.

21. "Claimant Declaration" means the declaration, signed by each Claimant and duly notarized, that appears at the conclusion of the Claim Form. Each declaration shall state: "I declare, under penalty of perjury, that (a) the foregoing is true and correct to the best of my knowledge and belief, (b) I have submitted copies of all documents in my possession relating to the policy that is the subject of my claim, and (c) all such copies (if any) are authentic and unaltered copies of the original documents."

22. "Claimant Level Three Fund" means the portion of the Level Three Payment (if any) in a given calendar year during the Profit-Sharing Term that shall be provided in the aggregate to all Claimants eligible to receive a share of the Level Three Payment, as described in Section IV.B.5 below.

23. "Claimant Lump-Sum Fund" means the portion of the Company's total payment under the Rapid-Pay Option that shall be provided in the aggregate to all Claimants eligible to receive a share of such total payment, as described in Sections IV.C.3 and IV.C.4 below.

24. "Class" or "Class Members" means all persons or entities who had, at any time during the Class Period, an ownership interest in one or more Policies; provided however, that "Class" or "Class Members" does not include (unless such persons or entities are Class Members by virtue of their ownership interest in other Policies) (a) any person or entity who (i) while represented by counsel in the settlement of an actual or threatened lawsuit signed a document that releases the Company from any further claims concerning such Policy or Policies,
(ii) has or had ownership of a policy that is included in the class certified on April 18, 2000 in McCulley v. Great Southern Life Ins. Co., et al., No. 3:98:CV-2466-G (N.D. Tex., Dallas Div.); (iii) has or had ownership of a Policy that is timely excluded from the Class, or (iv) has or had ownership of a Policy that terminated prior to the Execution Date, where a death benefit was paid under the Policy due to the death of the insured, or (b) any insurance company that has or had ownership of a Policy pursuant to an absolute assignment effected as part of an exchange under section 1035 of the Internal Revenue Code.

25. "Class Notice" means the notice of the terms of the proposed settlement included in the Class Notice Package.

26. "Class Notice Package" means the notice package, as approved in form and content by counsel to Plaintiffs and the Company and the Court, and attached as Exhibit B, to be provided to Class Members pursuant to Section V.A of this Settlement Agreement. The Class Notice Package will include (a) a cover letter summarizing the Class Notice, (b) the Class Notice, (c) one or more Election Forms, (d) the Question and Answer Brochure and/or other documents designed to aid Class Members in understanding the proposed settlement, (e) one or more Premium Certificates and (f) a Statement of Eligibility.

27. "Class Period" means the period from January 1, 1982 to December 31, 1999.

28. "Company" means Great Southern Life Insurance Company.

29. "Company Action Level Risk-Based Capital" shall have the same meaning ascribed to it by the National Association of Insurance Commissioners as of the time it is determined, shall be determined by reference to the Escrow Assets and the Policies' liabilities, and, for the purpose of calculating any given calendar year's Risk-Based Capital Charge, shall be determined as of the end of that calendar year. 30. "Company Liaison" means a person appointed by the Company to serve as a liaison between the Claim Evaluator and the Company, as described in Section IV.A.3.c. The Company Liaison shall also monitor the progress of the Claim Evaluation Process.

a. The Company Liaison shall not have current or prior responsibility for the marketing or sale of the Company's products.

b. Lead Counsel may for any reason at any time request that the Company remove the Company Liaison for gross misconduct. Such request shall not be unreasonably denied. The Company may also remove the Company Liaison for any reason at any time. If the Company Liaison is removed, the Company shall choose another Company Liaison.

31. "Complaint" means the Consolidated Second Amended Class Action Complaint in this Action, filed by Plaintiffs in conjunction with a motion for leave to amend their complaint.

32. "Cumulative Premium" means the total premiums paid on a Policy from the Issue Date through the Eligibility Date.

33. "Death Benefit Option" means the option of Claimants with Inforce Policies whose Claims are "A" Claims or "B" Claims (as those terms are defined in Exhibit A hereto), and whose Policies' insureds are under the age of 65 as of the Final Settlement Date, to elect to receive their Profit Participation and Rapid-Pay Option benefits in the form of death benefits, as described in, and on the terms and conditions provided in, Section IV.D.2 below.

34. "Defendant's Counsel" means the law firms of Debevoise & Plimpton and Locke Liddell & Sapp LLP.

35. "Earnings of Class Policies" means the earnings attributable to the Policies in a given calendar year during the Profit-Sharing Term, calculated in accordance with Exhibit N hereto and the following:

a. Unless indicated otherwise, and notwithstanding Section II.A.35.d below, all of the line items in Exhibit N shall be calculated in accordance with statutory accounting principles and in a manner consistent with the Summary of Operations page of the Annual Statement, and shall be net of ceded reinsurance attributable to any Reinsurance Treaties.

b. The Earnings of Class Policies shall be exclusive of charges for the payment of punitive damages, litigation expenses, attorneys' fees, or any compensatory or settlement relief provided, where any such payments are associated with Policies excluded from the Class or any other policies; provided however, that if the number of Policies for which timely requests for exclusion are submitted exceeds 0.2% of the Policies in the Class, then a share of any such payments shall be charged against the Earnings of Class Policies, in the proportion that
(i) the number of Policies timely excluded in excess of 0.2% of the number of Class Policies bears to (ii) the total number of Policies timely excluded.

c. In no event shall any payments provided by the Company to resolve Part VIII Claims under the attached Exhibit A be included as expense items in determining the Earnings of Class Policies.

d. If a block of the Policies is sold or reinsured via assumption or indemnity reinsurance, by stock purchase, or by other means, any statutory gain or surplus realized as a result of such transaction shall specifically be included in the Earnings of Class Policies, regardless of whether the proceeds from such transaction are booked directly to surplus or through the Summary of Operations.

36. "Election Form" means the form attached as an appendix to Exhibit B, one or more copies of which will be included in the Class Notice Package and used by Class Members in electing the Claim Evaluation Process pursuant to Section IV.A.2.a below.

37. "Eligibility Date" means a date, specified by the Company, that is not more than 40 days before the date on which the Class Notice Package is first mailed to Class Members.

38. "Escrow Assets" means a separate segmented portfolio of cash and bonds with:

a. A statutory book value not less than (i) the Net Reserves on the Policies at the end of each calendar quarter, plus (ii) the lesser of (a) actual capital and surplus, including the Asset Valuation Reserve, for the Company at the end of the calendar quarter and

(b) 300% of Company Action Level Risk-Based Capital calculated at the end of the calendar quarter; and b. An asset mix consisting of at least 40 percent "Level 1" or higher quality assets (but no more than 45 percent) with the balance being "Level 2" assets, as those terms are defined by the National Association of Insurance Commissioners at the end of the given calendar year for which Earnings of Class Policies is being calculated. Further, the Escrow Assets will have expected rates of return consistent with or better than the Company's broader investment portfolios for "Level 1" assets (for "Level 1" Escrow Assets) and "Level 2" assets (for "Level 2" Escrow Assets).

c. The initial portfolio of Escrow Assets shall consist of assets having a relationship of total market value to total book value consistent with that of the Company's general portfolio of assets of similar quality. As additional assets are introduced into the Escrow Assets portfolio after its initial establishment, their market values shall not be less than their book values.

39. "Execution Date" means the first date on which the Settlement Agreement has been executed by all of the undersigned.

40. "Fairness Hearing" means the hearing at or after which the Court will make a final decision whether to approve this Settlement Agreement as fair, reasonable and adequate.

41. "Final Judgment" means the judgment entered pursuant to the Order Approving Settlement, as contemplated in Section XI of this Settlement Agreement, a copy of the proposed form of which is attached as Exhibit H.

42. "Final Settlement Date" means the date on which the Final Judgment and Order Approving Settlement become final. For purposes of this definition, the Final Judgment and Order Approving Settlement shall become final:

a. if no appeal is taken therefrom, on the date on which the time to appeal therefrom has expired;

b. if any appeal is taken therefrom, on the date on which all appeals therefrom, including petitions for rehearing or reargument, petitions for rehearing en banc and petitions for certiorari or any other form of review, have been finally disposed of in a manner resulting in an affirmance of the Final Judgment and Order Approving Settlement; or

c. on a date after entry of the Final Judgment and Order Approving Settlement, which date counsel for the Parties agree to in writing.

43. "Group Annuity" means the group annuity (which shall have no surrender charge) to be issued by the Company, into which settlement benefits provided to Class Members with Terminated Policies shall be contributed, as described in
Section IV.D.1.b below.

44. "Hearing Order" means the order to be entered by the Court concerning notice, administration and the Fairness Hearing, as contemplated in Section X of this Settlement Agreement, a copy of the proposed form of which is attached as Exhibit G.

45. "Implementation Date" means the date on which the Company first mails the Post-Settlement Mailing, which date shall be (a) selected by the Company, (b) communicated in writing to Lead Counsel and (c) no more than 60 days after the Final Settlement Date.

46. "Inforce" or "In Force," when used in connection with a Policy, means a Policy that has not lapsed, been surrendered or otherwise terminated and has not ceased to provide coverage due to the death of the insured, including any Policy providing coverage under statutory nonforfeiture provisions.

47. "Investment Plan" means a pension or retirement plan,  investment or savings
account,   tuition-funding  or   mortgage-protection   plan  or  other  type  of
investment, savings or thrift vehicle.

48. "Issue Date" means, with respect to any life insurance policy, the nominal date from which policy anniversaries are measured for purposes of determining or assessing dividends, Account Values, crediting rates or administrative or other charges.

49. "Issue Date Policy Credits and/or Charges" means the schedules of non-guaranteed interest crediting rates, mortality and expense credits, and/or cost of insurance, administrative or other charges that were in effect at the time the Policy was issued (the occasional appearance of the term "policy credits and/or charges" without capitalization in the attached Exhibit A is intentional).

50. "Lead Counsel" means the law firm of Milberg Weiss Bershad Hynes & Lerach, LLP.

51. "Level One Payment" means the Profit Participation payment by the Company to Claimants described in Section IV.B.3.b below.

52. "Level Two Payment" means the Profit Participation payment by the Company to Claimants described in Section IV.B.3.c below.

53. "Level Three Payment" means the Profit Participation  payment by the Company
to  Claimants  (and,  potentially,   to  Non-Claimants)  described  in  Sections
IV.B.3.d, IV.B.4 and IV.B.5 below.

54. "Maintenance Expenses" means the annual Policy maintenance expenses used to calculate the Earnings of Class Policies for a given calendar year in the Profit-Sharing Term.

a. Maintenance expenses shall equal the sum of (i) an annual charge per Policy that is In Force at the beginning of the applicable calendar year of the Profit-Sharing Term, fixed initially for the calendar year 2000 and increased thereafter on a cumulative basis by 3% annually, (ii) a fixed charge of 2.1% of premium received by the Company under the Policies for premium tax and (iii) a fixed charge of 1.5% of premium received by the Company under the Policies for DAC taxes.

b. The initial fixed annual charge per Policy referred to in clause (i) of
Section II.A.54.a above shall be $47.61 for interest sensitive whole life Policies, $8.79 for payroll-deduction universal life Policies and $73.26 for all other universal life Policies; provided however, that if the Company is unable to provide information reasonably demonstrating that any payroll deduction universal life Policy was In Force at the beginning of a given year of the Profit-Sharing Term, or to provide the information reasonably necessary to make the determination pursuant to Section II.A.54.d below for such Policies, then the fixed annual charge in that year for such Policy shall be zero.

c. Maintenance Expenses shall not include any expenses incurred by the Company in connection with this Settlement Agreement.

d. The Accountant shall review
each year's calculation of Maintenance Expenses to determine whether the Maintenance Expenses continue to reasonably reflect actual costs allocable to the Policies. If the Accountant determines that the Maintenance Expenses exceed actual costs allocable to the Policies, then Maintenance Expenses shall be decreased so that they reasonably reflect actual costs allocable to the Policies. Disagreements between the Company and the Accountant with respect to allocable costs shall be resolved in accordance with Section IV.G.1.e below.

55. "Net Cash Flow" means the sum of all premiums paid for a Policy, less the sum of (a) any dividends or policy credits that (i) are paid in cash, (ii) are used to reduce premiums and/or (iii) are used to buy one-year term insurance; and (b) any cash withdrawals (including surrender proceeds).

56. "Net Investment Income" shall be calculated as the sum of:

a. the product of (i) the Yield and (ii) the Average Escrow Assets for the calendar year, plus

b. investment income on policy loans attributable to the Policies calculated in a manner consistent with Exhibit 2 of the Annual Statement, plus or minus

c. realized capital gains or losses on the Escrow Assets (excluding capital gains or losses captured in the amortization of the Interest Maintenance Reserve, as set forth in the Company's Annual Statement), minus

d. investment expenses equal to 15 basis points on the Escrow Assets.

57. "Net Reserves" means the sum of the following amounts attributable to the Policies, calculated in a manner consistent with the Annual Statement:

a.       Aggregate reserves for life policies and contracts, plus
b.       Policy and contract claims, minus
c.       Policy loans.

58. "Non-Claimant" means a Class Member who does not submit a Claim to the Claim Evaluation Process with respect to a particular Policy or Policies.

59. "Non-Claimant Level Three Fund" means the portion of the Level Three Payment (if any) in a given calendar year during the first ten years of the
Profit-Sharing Term that shall be provided in the aggregate to all Non-Claimants, as described in Section IV.B.5 below.

60. "Non-Claimant Lump-Sum Fund" means the portion of the Company's total payment under the Rapid-Pay Option that shall be provided in the aggregate to all Non-Claimants, as described in Sections IV.C.3 and IV.C.5 below.

61. "Order Approving Settlement" means the order approving the settlement and this Settlement Agreement, a copy of the proposed form of which is attached as
Exhibit I.

62. "Original Asset Base" means the Account Value of a Policy, reduced by the amount of any outstanding loans but unreduced by the amount of any applicable surrender charges, that, if Issue Date Policy Credits and Charges had been applied to the Net Cash Flow, would have existed as of a date that (a) for Inforce Policies, is not earlier than 45 days before the date the Claim File is furnished to the Claim Evaluator or (b) for Terminated Policies, is the date of termination.

63. "Part VIII ADR Process" means the process by which Part VIII Claims are resolved pursuant to Part VIII of the attached Exhibit A.

64. "Part VIII Claim" means any claim pursuant to Part VIII of Exhibit A hereto.

65.   "Parties"  or  "Party"  means   Plaintiffs   (in  their   individual   and
representative   capacities)   and/or  the  Company   collectively   and,  where
applicable, their respective counsel.

66. "Plaintiffs" means Irwin Ginsberg, Harriet D. Mann, Yvonne H. Massey, Isaac Norman and any other Class Members added to the Complaint or any subsequent pleading as named plaintiffs, in their individual and representative capacities.

67. "Plan Code" means the code on the Company's administrative systems for a given Policy's plan of insurance.

68. "Policy" or "Policies" means any universal life insurance policies or excess interest whole life insurance policies, together with any rider issued in conjunction therewith and/or endorsement attached thereto, either (a) issued by the Company in the United States (including its territories and commonwealths) with an Issue Date during the Class Period or (b) issued by another life insurance company in the United States (including its territories and commonwealths) with an Issue Date during the Class Period and acquired or assumed by the Company pursuant to the Company's (i) acquisition of such other company or (ii) purchase, through reinsurance or otherwise, of a block of business from such other company; provided however, that any Terminated policy shall be deemed a Policy only if it Terminated on or after January 1, 1993; and provided further, that solely for purposes of determining the Earnings of Class Policies, insurance policies issued pursuant to the terms of the Product Substitution Option defined in Section II.A.76 below, as well as insurance policies timely excluded from the Class pursuant to Section VI below, shall be deemed Policies.

69. "Policy Face Amount" means the face amount of the base Policy as of the Issue Date, excluding the face amount of any riders sold at the time the Policy was issued.

70. "Policy File" means a file of information that, to the extent available, shall include (a) the policyowner's name, last-known mailing address and social security number or tax identification number, (b) the Policy number, (c) the Policy's plan code, (d) the Policy Face Amount, (e) the Policy's Actual Asset Base, including the date used to determine the Policy's Actual Asset Base, (f) the Policy's Target Premium, (g) the Policy's Issue Date, (h) the insured's issue age and gender, (i) the Policy's termination date, (j) the Policy's surrender charge and (k) any correspondence or other materials, or copies thereof, related to the Policy and/or the policyowner and contained in the Company's files on the Policy (which files the Company believes include the information on the Policy and/or the policyowner relevant to the issues raised in the Action).

71. "Postal Service" means the United States Postal Service.

72. "Post-Settlement Mailing" means the letter, attached as an appendix to Exhibit J hereto, that will accompany the mailing of Claim Forms to all Class Members who have timely elected the Claim Evaluation Process.

73. "Preliminary Approval Hearing" means the hearing at or after which the Court will make a decision whether notice of the Action and the proposed Settlement Agreement may be given to the Class Members.

74. "Premium Certificate" means the certificate to be provided to each Class Member that will allow the Class Member or a third party to receive a premium discount upon the purchase of any policy or annuity from the Company set forth in Exhibit P, as described and on the conditions stated in Section IV.H below.

75. "Producer" means any of the Company's current or former producers, sales representatives, agents, general agents, branch managers, brokers or solicitors, and any other person who engages or has engaged in the sale or distribution of the Company's products.

 76. "Product Substitution
Option" means the option that, pursuant to Section IV.G.1.b(i) below, will be provided to Class Members who own Inforce Policies issued on policy forms identified in Exhibit M hereto, to terminate such Policies without a surrender charge, subject to the following terms and conditions:

a. The Class Member must transfer the entire surrender value (without any deduction for any applicable surrender charges) into a new Company policy (written on policy form GA0119).

b. To elect the Product Substitution Option, the Class Member must inform the Company in writing of such election.

c. For issuance of the new policy's coverage up to and including the face amount of the original Policy, no additional underwriting shall apply. For issuance of any coverage under the new policy in excess of the face amount of the Original Policy, standard underwriting requirements and procedures shall apply to such excess coverage.

77. "Profit Participation" means, for any given calendar year during the Profit-Sharing Term, fifty percent of the Earnings of Class Policies for that calendar year, which amount shall be provided to successful Claimants in the Claim Evaluation Process (and, as described in Section IV.B.4 below, potentially to Non-Claimants) through a Level One Payment, a Level Two Payment and/or a Level Three Payment, each as described in Section IV.B below; provided however, that if the Aggregate CEP Relief exceeds $21 million, the percentage of Earnings of Class Policies constituting Profit Participation shall be increased by one percent (or a fraction thereof) for each $500,000 (or fraction thereof) in excess, up to a maximum of 60 percent, until such time as all CEP Awards have been fully paid, after which the percentage shall return to 50 percent.

78. "Profit  Participation  Commitment" means the greater of (a) $21 million and
(b) the Aggregate CEP Relief not to exceed $26 million, which greater amount the Company commits to provide to Class Members in Level Two Payments and Level Three Payments (and, to the extent described in Section IV.B.2.b(i) below, Level One Payments) pursuant to this Settlement Agreement, as described in Section IV.B.2 below, subject to the limitations contained in the definition of Profit-Sharing Term in Section II.A.79 below.

79. "Profit-Sharing Term" means the period from (a) the first January 1 after the Final Settlement Date through (b) the date that is the later of (i) the date on which the sum of all Level Two Payments and Level Three Payments (and, to the extent described in Section IV.B.2.b(i) below, Level One Payments) equals the Profit Participation Commitment and (ii) 10 years from the first January 1 that occurs after the Final Settlement Date; provided however, that the
Profit-Sharing Term shall terminate if all Policies are Terminated or if the Company exercises the Rapid-Pay Option pursuant to Section IV.C below.

80.  "Prospective  Commitments"  means the  commitments  made by the  Company in
Section IV.G below, which commitments shall be effective from the Final Settlement Date through the end of the Profit-Sharing Term.

81. "Publication Notice" means the published notice of the proposed settlement, which is described in Section V.B and attached as Exhibit C hereto.

82. "Question and Answer Brochure" means a brochure included in the Class Notice Package that responds in question-and-answer format to anticipated questions about the terms of the proposed settlement.

83. "Rapid-Pay Option" means the Company's option to extinguish its obligation to provide any further benefits or commitments to the Class or its counsel (with the single exception of the benefit of the Premium Certificates described in
Section IV.H below) by making a lump-sum payment, as described in Section IV.C below.

84. "Reinsurance Treaties" means any reinsurance treaty to which the Company is or becomes a party.

85. "Release" means the release and waiver set forth in Section VIII of this Settlement Agreement.

86. "Released Transactions" means the marketing, solicitation, application, underwriting, pricing, acceptance, sale, purchase, operation, retention, administration, servicing or replacement (by means of surrender, partial surrender, loans respecting, withdrawal of value from and/or termination of any life insurance policy) involving the Policies.


87. "Releasees" means the Company and each of its past, present and future parents (including intermediate and ultimate parents), shareholders, subsidiaries, affiliates, predecessors, successors and assigns, and each of their respective past, present and future officers, directors, shareholders, employees, general agents, agents, branch managers, producers, brokers, solicitors, representatives, attorneys, heirs, administrators, executors, insurers, predecessors, successors and assigns, or any of them, including any person or entity acting on behalf or at the direction of any of them.

88. "Risk-Based Capital Charge" means, for any given calendar year during the Profit-Sharing Term, an annual charge based on (a) the lesser of (i) the actual capital and surplus, including the Asset Valuation Reserve, for the Company at the end of the calendar year and (ii) 300% of Company Action Level Risk-Based Capital; and (b) a cost of capital equal to 11%, net after tax, of the capital level set forth in clause (a) of this paragraph.

89. "Settlement Agreement" or "Agreement" means this Stipulation of Settlement and the attached exhibits, including any subsequent amendments thereto and any exhibits to such amendments.


90. "Simplified Underwriting" means the underwriting requirements set forth in Exhibit F hereto.

91. "Statement of Eligibility" means the statement to be included in the Class Notice Package that will provide the status of the Class Member's Policy as of the Eligibility Date and, to the extent practicable, information concerning the specific forms of relief for which the Class Member is eligible.

92. "Target Premium" means the amount of premium paid on a Policy on the basis of which a Producer is eligible for a first-year commission at the highest first-year commission rate applicable to the Policy.

93. "Terminated," when used in connection with a Policy, means a Policy that has
lapsed,  been  surrendered,   matured  by  death  or  otherwise,   or  otherwise
terminated, and that has not been reinstated.

94. "Vanishing Premium" means (a) a concept under which an insurance policy's required premiums or charges may be paid out of its then-current and accumulated values, as those premiums or charges become due, (b) a concept under which a single out-of-pocket premium payment or a fixed number of out-of-pocket premium payments - based on then-current, non-guaranteed assumptions about policy credits and policy charges - may suffice to cover all required premiums or policy charges in excess of policy credits credited and may keep coverage in force throughout the insured's life, or for a specified period, without reducing the policy's death benefits, or (c) use of this term in connection with the sale of a Policy.

95. "Yield" means (a) gross investment income on the Escrow Assets calculated in a manner consistent with Exhibit 2 of the Annual Statement, divided by (b) one-half the sum of (i) the beginning of the year Escrow Assets plus (ii) the end of the year Escrow Assets minus (iii) the gross investment income on the Escrow Assets for such year (with the amount determined pursuant to clause (b) of this paragraph being defined herein as the "Average Escrow Assets"). B. Capitalized terms used in this Settlement Agreement but not defined above shall have the meaning ascribed to them in this Settlement Agreement and the attached exhibits.

III. SETTLEMENT AGREEMENT TERMS

A. Pursuant to this Settlement Agreement, Class Members who do not timely request exclusion from the Class under Section VI below will have an opportunity to (i) submit a Claim to the Claim Evaluation Process (Section IV.A below), (ii) potentially receive a share of Profit Participation (Section IV.B) and/or a Rapid-Pay Option payment (Section IV.C), (iii) submit a Part VIII Claim to the
Part VIII ADR Process (Section IV.F), (iv) receive the benefit of one or more Prospective Commitments (Section IV.G) and/or (iv) receive a premium discount upon the purchase of a new life insurance policy or annuity (Section IV.H). With respect to each Policy making a Class Member or Class Members eligible for benefits, the Class Member or Class Members will receive the benefits for which that Policy is eligible.

B. Notwithstanding any other provision of this Settlement Agreement, where more than one person has a current or prior ownership interest or right in a Policy (co-owners), any Class Member having an interest in such Policy who acts singly may be considered to be acting on behalf of all other Class Members having an interest in such Policy in exercising any right and receiving any benefit created under this Settlement Agreement (including all exhibits); provided however, that, if any one such person excludes himself or herself from the Class with respect to a Policy, all Class Members having a current or prior ownership interest in that Policy (co-owners) will be deemed to be excluded with respect to that Policy.

C. In the event that provision of a particular form of relief hereunder could cause adverse tax and/or other regulatory consequences to a Class Member, or to his or her Policy, the Company shall not be obligated to provide such relief but may, as an alternative, make an economically comparable form of relief available to the Class Member.

D. The Company and Lead Counsel agree and warrant that they will act in good faith in overseeing and implementing this Settlement Agreement. The Company agrees and warrants that it will not utilize any accounting or actuarial principles that are extraordinary, exceptional or not envisioned by this Settlement Agreement to recapture from Class Members the costs of the settlement or otherwise to deprive Class Members of the benefits provided for in this Settlement Agreement.

 IV. SETTLEMENT RELIEF

A. Claim Evaluation Process

1. General Procedures

a. Each Class Member shall, with respect to each Policy he or she owns or owned, be eligible to submit a Claim to the Claim Evaluation Process. Submission of a Claim to the Claim Evaluation Process with respect to a Policy shall invalidate the Premium Certificate received by that Class Member for that Policy, unless validation of the Premium Certificate is awarded pursuant to the Claim Evaluation Process (as described in the attached Exhibit A).

b. Claims submitted to the Claim Evaluation Process shall be evaluated in accordance with this Section IV.A and the attached Exhibit A. c. Relief shall be awarded for all Claims submitted to the Claim Evaluation Process in accordance with Exhibit A.

 2. Submission of a Claim

a. To submit a Claim to the Claim Evaluation Process, a Class Member must first select the Claim Evaluation Process by completing the Election Form included in the Class Notice Package and returning it postmarked by the date stated on such Election Form, which date shall be at least 35 days before the Fairness Hearing.

b.   Beginning  on  the   Implementation   Date,   the  Company   shall  mail  a
Post-Settlement Mailing, together with a Claim Form, to each Class Member who selected the Claim Evaluation Process in a timely returned Election Form.


(i) The Claim Form sent to each such Class Member shall advise the Class Member that he or she shall have 60 days from the Company's mailing of the Claim Form to submit a Claim by completing and returning the Claim Form. The Claim Form shall also advise the Class Member that if he or she determines not to submit a Claim Form within the 60-day time period, he or she will no longer be eligible to have a Claim submitted to, and evaluated in, the Claim Evaluation Process, but will still be eligible for the relief for which Non-Claimants are eligible under this Settlement Agreement. Finally, the Claim Form shall advise the Class Member that if he or she submits a Claim, has an Inforce Policy on which the insured is under age 65, and wants to receive relief (if any) for the Claim in the form of the Death Benefit Option rather than contributions to the Policy's Account Value, then the Class Member must elect the Death Benefit Option in a written communication to an address specified in the Claim Form within 90 days of the Company's mailing of the Claim Form.

(ii) Each Claim submitted to the Claim Evaluation Process must include a Claim Form legibly completed to the best of the Claimant's ability, copies of all documents in the Claimant's possession relating to the Policy that is the subject of the Claim and any statements or materials the Claimant wishes to submit. Claimants shall have the right to supplement their Claim Forms at any time before final resolution of their Claims.

(iii) Failure on the part of the Claimant, without reasonable justification, to provide a completed Claim Form and all relevant documents in his or her possession may, within the discretion of the Claim Evaluator, result in a default or adverse relief determination under the Claim Evaluation Process.

c. A Class Member who for good cause is unable to return on a timely basis an Election Form or a Claim Form may present the reason for the delay to the Company and request additional time to make the election or file the Claim Form. As soon as is practicable following receipt of a Class Member's request for extension of time to file an Election Form or a Claim Form, the Company shall provide all relevant information regarding the request to Lead Counsel. If Lead Counsel or its designee determines that an extension should be granted based on hardship or other reason, the Company shall grant the request absent compelling circumstances. If the Parties are unable to agree, they shall attempt to resolve their differences in good faith.

d. Upon receipt of a Claim Form from a Class Member, the Administrator shall provide a copy of it to the Company. Copies of Claim Forms will be made available to the Claim Evaluator by the Administrator at the Claim Evaluator's request.

e. The Company shall use best efforts to assemble and provide to the Claim Evaluator a Claim File within 60 days - but in no event more than 90 days - following the Administrator's receipt of the Claim Form.

3. Claim Evaluation

a. Based solely upon his or her review of the Claim File, and in accordance with Exhibit A, the Claim Evaluator shall determine (i) the Claim Category or Categories applicable to the Claim, (ii) the Claim Designation or Designations applicable to the Claim in each applicable Claim Category and (iii) relief, if any, for the Claim that takes into account, among things, the nature and strength of the Claim and the damages incurred because of the alleged misrepresentation(s) or other alleged wrongdoing.

(i) In no event shall duplicative relief for a single Claim be awarded.

(ii) The Claim Evaluator shall use his or her reasonable best efforts (a) to complete evaluation of each Claim within 150 days of receipt of the Claim File and (b) to complete the Claim Evaluation Process within 180 days of receipt of the last Claim File.

b. Any decision by the Claim Evaluator shall be final and binding, subject to the arbitration provision in Part VIII.A.3 of Exhibit A hereto. The Company, the Claimant, Class Members, Plaintiffs' Counsel, Defendant's Counsel, the successors or assigns of any of the foregoing, and any other party in interest are prohibited from seeking review or in any other way challenging in any forum whatsoever, including in a judicial proceeding or an arbitration, a decision or award of relief pursuant to the foregoing provisions and the attached Exhibit A.


c. The Company shall designate a Company Liaison to serve at the Company's expense to respond to requests by the Claim Evaluator for information and other assistance reasonably necessary or appropriate to the evaluation, determination and resolution of Claims submitted to the Claim Evaluation Process.

d. Nothing contained in this Settlement Agreement or in Exhibit A shall be construed to require the Claim Evaluator to obtain any information that is not contained in the Policy File or to undertake any analysis or perform any services beyond those which the Claim Evaluator deems necessary, in his or her discretion, to implement the provisions of this Settlement Agreement and Exhibit A hereto.

e. The relief awarded by the Claim Evaluator for the Claim, reduced as necessary pursuant to the terms of Section IV.B.2.c below, shall constitute the CEP Award for the Claim.

f. The form and content of the letter notifying Claimants of their CEP Awards, if any, shall be as appears in Exhibit K.

g. Once all CEP Awards have been calculated  pursuant to this Section IV.A.3 and
Section IV.B.2.c below, the Company shall create a CEP Account for each successful Claimant in the dollar amount of the Claimant's CEP Award.

B. Profit Participation

1. Profit Participation Generally

a. The Company shall provide the Class with Profit Participation for each calendar year during the Profit-Sharing Term. Profit Participation may take the form of a Level One Payment, a Level Two Payment and/or a Level Three Payment, as set forth in this Section IV.B.

b. For each calendar year of the Profit-Sharing Term, each Level One Payment, Level Two Payment and Level Three Payment of Profit Participation shall be made by the Company on the first business day in April in the following calendar year.

2. Profit Participation Commitment

a. Subject to Section IV.C below and the  definition of  Profit-Sharing  Term in
Section II.A.79 above, the Company commits to provide the amount of the Profit Participation Commitment in Level Two Payments and Level Three Payments (and, to the extent described in Section IV.B.2.b(i) below, Level One Payments) of Profit Participation to Class Members pursuant to the terms of this Settlement Agreement.

b. If the Aggregate CEP Relief is less than $21 million, then the Company shall provide the excess of $21 million over the Aggregate CEP Relief to Class Members in the following manner:

(i) First, by applying such excess to the payment of one-half of each year's Level One Payment described in Section IV.B.3.b below, if any, to the extent the excess of $21 million over the Aggregate CEP Relief is sufficient to make such payment; and

(ii) Second, if any excess remains, by applying the balance to the payment of Level Three Payments, as described in Sections IV.B.3.d, IV.B.4 and IV.B.5 below.

c. If the Aggregate CEP Relief is greater than $26 million, then each Claimant's CEP Award shall be reduced by the Claimant's proportionate share of the amount by which the Aggregate CEP Relief exceeds $26 million, based on the proportion that the Claimant's CEP Award (unreduced by this Section) bears to the Aggregate CEP Relief awarded.

3. Profit Participation for Claimants

a. Subject to Section IV.C below, each Claimant whose Claim is Designated an "A" Claim or a "B" Claim (as those terms are utilized in Exhibit A hereto) shall receive the following relief:

b. Level One
Payment. For each calendar year occurring during the Profit-Sharing Term, each Claimant shall be entitled to receive, in the manner specified in Section IV.D below, 6% interest on the remaining value, if any, in his or her CEP Account at the end of that calendar year. The aggregate of all such interest entitlements for all Claimants in a given calendar year during the Profit-Sharing Term shall be the Company's Level One Payment for that year.

(i) No interest payment provided to a Claimant pursuant to this Section shall operate to reduce the outstanding balance of the Claimant's CEP Account.

(ii) If, for any calendar year ending during the Profit-Sharing Term, the Profit Participation is insufficient to provide the full Level One Payment, then (a) all Claimants shall be provided the same percentage of interest on their CEP Accounts, reduced as necessary so that the sum of all interest credited equals the Profit Participation available for payment in the current year; and (b) each Claimant's portion of the amount of the Level One Payment that cannot be made in the current year shall be provided to the Claimant out of the Profit Participation for the following year, at the time for payment of such Profit Participation and in the manner set forth in Section IV.D below, before any Level One Payment, Level Two Payment or Level Three Payment is made for the following year.

(iii) The Company shall make the Level One Payment for each year of the Profit-Sharing Term until each Claimant is provided the full value of his or her CEP Award and all CEP Accounts have a zero balance, at which point the Company's obligation to make any further Level One Payments shall be extinguished.

(iv) If as of the first business day in April following the seventh year of the Profit-Sharing Term, any CEP Account has an outstanding balance and the Company has paid the claimants 50% or less of the sum of all CEP Awards, then Profit Participation shall be redefined in the eighth and each subsequent year of the Profit-Sharing Term (unless Section IV.B.3.b(v) below applies) as being equal to the sum of:


1. seventy (70) percent of the Earnings of Class Policies; and

2. if the sum of all CEP Awards exceeds $21 million, an additional one percent of the Earnings of Class Policies for each $1 million or fraction thereof that the sum of all CEP Awards exceeds $21 million.

(v) If as of the first business day in April following the tenth year of the Profit-Sharing Term, any CEP Account has an outstanding balance and the Company has paid the claimants 70% or less of the sum of all CEP Awards, then Profit Participation shall be redefined in the eleventh and each subsequent year of the Profit-Sharing Term as being equal to eighty five (85) percent of the Earnings of Class Policies.

(vi) If as of the first business day in April following the twelfth year of the Profit-Sharing Term, any CEP Account has an outstanding balance, then the parties shall make such modifications to this Settlement Agreement as are necessary to fulfill the intent of this Settlement Agreement.


c. Level Two Payment. After the Level One Payment is made for a given calendar year during the Profit-Sharing Term, each Claimant who has not yet received the full value of his or her CEP Award shall receive, in the manner set forth in
Section IV.D below, a proportionate share of the remaining Profit Participation for that year, if any, which share shall reduce the outstanding value of the Claimant's CEP Account. The aggregate of all reductions in Claimant CEP Accounts for a given calendar year during the Profit-Sharing Term shall be the Company's Level Two Payment for that year.

(i) Each Claimant's share of the Level Two Payment shall be based on the proportion that the Claimant's relief calculated pursuant to Exhibit A hereto (before any reduction pursuant to Section IV.B.2.c above) bears to the Aggregate CEP Relief for all Claimants eligible to share in the Level Two Payment.

(ii) The Company shall make the Level Two Payment for each year of the Profit-Sharing Term until each Claimant is provided the full value of his or her CEP Award and all CEP Accounts have a zero balance, at which point the Company's obligation to make any further Level Two Payments shall be extinguished.

d. Claimant's Share of Any Level Three Payment. If, prior to the expiration of the Profit-Sharing Term, each Claimant is provided the full value of his or her CEP Award and all CEP Accounts have a zero balance (and, accordingly, the Company's obligation to make any further Level One Payments or Level Two Payments has been extinguished), then each Claimant shall receive, in the manner set forth in Section IV.D below, his or her share of the remainder, if any, of the Profit Participation (which remainder shall constitute the Company's Level Three Payment) for each calendar year during the Profit-Sharing Term, as described in Section IV.B.5 below.

4.       Profit Participation for Non-Claimants

a. Subject to Section IV.C below, if, prior to the expiration of the Profit-Sharing Term, each Claimant is provided the full value of his or her CEP Award and all CEP Accounts have a zero balance (and, accordingly, the Company's obligation to make any further Level One Payments or Level Two Payments has been extinguished), then each Non-Claimant shall receive, in the manner set forth in
Section IV.D below, his or her share of the Level Three Payment each year until the expiration of the tenth year of the Profit-Sharing Term, as described in
Section IV.B.5 below.

5.       Level Three Payments

a. The aggregate of all payments of Profit Participation (if any) to Claimants and Non-Claimants in a given year during the Profit-Sharing Term after the Company's obligation to make further Level One Payments and Level Two Payments has been extinguished shall be the Company's Level Three Payment for that year.

b. In calendar years one through ten of the Profit-Sharing Term, the Level Three Payment (if any) shall be divided into a Claimant Level Three Fund and a Non-Claimant Level Three Fund, in the proportion that the total of all eligible Claimants' Cumulative Premiums bears to the total of all Non-Claimants' Cumulative Premiums.

c. In any calendar years of the Profit-Sharing Term after year ten, the entire Level Three Payment (if any) shall be allocated to the Claimant Level Three Fund, and Non-Claimants shall no longer be eligible for any portion of the Level Three Payment.

d. Each Claimant shall be provided with his or her proportionate share of the Claimant Level Three Fund, based on the proportion that the Claimant's relief pursuant to the terms of Exhibit A hereto (unreduced by the proration of Section IV.B.2.c) bears to the Aggregate CEP Relief for all Claimants eligible to share in the Level Three Payment.

e. Each Non-Claimant shall be provided with his or her proportionate share of the Non-Claimant Level Three Fund, based on the proportion that the Non-Claimant's Cumulative Premium bears to the total of all Non-Claimants' Cumulative Premiums.

6. Accelerated Payment. Notwithstanding any provision of this Section IV.B to the contrary, in lieu of the first dollars of Profit Participation that otherwise would be payable to the Class, the Company shall make an accelerated payment to the Class on July 1, 2002.

a. The amount of such accelerated payment shall be the Company's good faith estimate, at the time for such accelerated payment, of the Profit Participation to become payable to the Class from the Earnings of Class Policies for the first year of the Profit-Sharing Term.

b. If, by July 1, 2002, 45 days have not yet elapsed from the final determination of the amount of the Aggregate CEP Relief, then the Company's accelerated payment under this Section IV.B.6 shall be placed into an interest-bearing escrow approved by the Company and Lead Counsel.

(i) Upon the date 45 days after the final determination of the amount of the Aggregate CEP Relief, the full amount of the escrowed accelerated payment, together with accumulated interest, shall be provided to the Class as set forth in Section IV.B.6.c below. No interest accumulated in escrow on the accelerated payment shall be credited toward the Company's satisfaction of the Profit Participation Commitment.

(ii) Alternatively, if after July 1, 2002, the Settlement Agreement is terminated by either party pursuant to Section XII.C, XII.D or XII.E, then the full amount of the escrowed accelerated payment, together with accumulated interest, shall be returned to the Company.


c. The accelerated payment shall take the form of Level Two Payments and/or Level Three Payments, as set forth in this Section IV.B. d. Payments of Profit Participation pursuant to Sections IV.B.1 through IV.B.5 shall commence only after the full amount of the Company's accelerated payment under this Section IV.B.6 has been recouped from Profit Participation that otherwise would have been payable to the Class.

C.       Rapid-Pay Option

1. At any time during the Profit-Sharing Term, the Company may, at its option, elect to extinguish (or, under the circumstances described in this Section IV.C.1, Lead Counsel may, at its option, elect to require the Company to extinguish) the Company's obligation to provide any further benefits or commitments (with the single exception of the benefit of the Premium Certificates described in Section IV.H below) to Class Members or their counsel under this Settlement Agreement by making a lump-sum payment. Lead Counsel may exercise its option under this Section IV.C.1 only in the event the Company is sold to an unaffiliated third party.

2. The total lump-sum payment to the Class shall equal: (a) either (i) if the Rapid-Pay Option is exercised in year one of the Profit-Sharing Term, the amount of the Profit Sharing Commitment or (ii) if the Rapid-Pay Option is exercised in years two through ten of the Profit-Sharing Term, the current accumulated outstanding excess of the amount of the Profit Sharing Commitment over the total of Level One Payments, Level Two Payments and Level Three Payments previously credited to Class Members, where the accumulation is calculated by adding to the accumulated outstanding excess 7% interest on that outstanding excess, compounded annually; and (b) if the Rapid-Pay Option is exercised in years one through ten of the Profit-Sharing Term, the additional sum of $2 million; provided however, that if the Company exercises the Rapid-Pay Option within 60 days of the final determination of all CEP Awards, then it shall not be obligated to provide the additional $2 million payment set forth in clause (b) above of this Section IV.C.2; and provided however, that if at the time the Company exercises the Rapid-Pay Option, the remaining aggregate of CEP Account balances exceeds the amount of the lump-sum payment that otherwise would be made under the terms of this Section IV.C.2, then the Company shall increase the amount of the lump-sum payment to the amount equal to the remaining aggregate of the CEP Account balances.

3. The total lump-sum payment to the Class calculated pursuant to this Section IV.C shall be allocated between a Claimant Lump-Sum Fund and a Non-Claimant Lump-Sum Fund, as follows:

a. The lump-sum payment shall be allocated first to the Claimant Lump-Sum Fund in the amount, if any, equal to the remaining value of the total of all CEP Accounts remaining to be paid to eligible Claimants.

b. The remainder, if any, of the lump-sum payment shall be allocated to the Claimant Lump-Sum Fund and the Non-Claimant Lump-Sum Fund in the proportion that the total of all eligible Claimants' Cumulative Premiums bears to the total of all Non-Claimants' Cumulative Premiums.

4. Each Claimant shall be provided with a proportionate share of the Claimant Lump-Sum Fund, based on the proportion that the Claimant's relief pursuant to the terms of Exhibit A hereto (unreduced by the proration of Section IV.B.2.c) bears to the Aggregate CEP Relief for all Claimants eligible to share in the Claimant Lump-Sum Fund.

5. Each Non-Claimant shall be provided with his or her proportionate share of the Non-Claimant Lump-Sum Fund, based on the proportion that the Non-Claimant's Cumulative Premium bears to the total of all Non-Claimants' Cumulative Premiums.


D. Manner of Payment of Profit Participation and Rapid-Pay Option Benefits

1.  Unless  Section   IV.D.2  or  Section  IV.D.3  below  applies,   all  Profit
Participation   benefits  and  Rapid-Pay  Option  benefits  set  forth  in  this
Settlement Agreement shall be provided to Class Members as follows:

a. With respect to any Policy that is In Force, the Class Member's share of any Level One Payment, Level Two Payment and/or Level Three Payment, or of the Company's Rapid-Pay Option payment, shall be provided by making contributions to the Account Value of the Class Member's Policy.

b. With respect to any Policy that is Terminated - including, without limitation, any Policy that is currently Inforce and Terminates at any time during the Profit-Sharing Term - the Class Member's share of any Level One Payment, Level Two Payment and/or Level Three Payment, or of the Company's Rapid-Pay Option payment, made after the Policy is Terminated shall be provided by making contributions to an account for the Class Member in the Group Annuity.

(i) Each Class Member may withdraw without surrender charge penalties the full balance, and only the full balance, in his or her account in the Group Annuity
(a) during the 60-day period following the end of the third, sixth and tenth years after the Company's first payment of Profit Participation to the Class;
(b) when the outstanding balance of the Class Member's CEP Account, if any, has been reduced to zero; (c) at any time so long as the Class Member's balance in the Group Annuity is at least $250; or (d) at any time after the expiration of the Profit-Sharing Term. Interest shall be credited to the Group Annuity at a rate no lower than 100 basis points less than the Yield.

(ii) The Company may at any time, and in its sole discretion, provide any Class Member a payment of cash or its equivalent in the amount of his or her account balance in the Group Annuity; his or her share of any Level One Payment, Level Two Payment and/or Level Three Payment; or his or her share of the Company's Rapid-Pay Option payment.

2. Claimants with Inforce Policies on which the insured is under the age of 65 as of the Final Settlement Date shall be eligible to elect the Death Benefit Option.

a. The Death Benefit Option shall entitle the Claimant or Claimants associated with a Policy (or, if all associated Claimants are deceased, the Policy's beneficiary) to receive Profit Participation or Rapid-Pay Option benefits for an "A" Claim or "B" Claim (as those terms are defined in Exhibit A hereto) in the form of a benefit payable upon the death of the insured under the Policy, in lieu of contributions to the Account Value of the Policy.


b. For those Claimants who elect the Death Benefit Option, each dollar of Profit Participation or Rapid-Pay Option payment credited shall provide the Claimant or Claimants with a death benefit amount that is a function of the age of the insured under the Policy as of the Final Settlement Date, as follows:

-----------------------------------   ----------------------------------
    Age of Insured under Policy              Death Benefit Amount
  as of the Final Settlement Date            Per Dollar Credited

-----------------------------------   -----------------------------------
-----------------------------------   ----------------------------------
               00-34                               $11.89
-----------------------------------   ----------------------------------
-----------------------------------   ----------------------------------
               35-44                                $7.31
-----------------------------------   ----------------------------------
-----------------------------------   ----------------------------------
               45-54                                $4.53
-----------------------------------   ----------------------------------
-----------------------------------   ----------------------------------
               55-64                                $2.93
-----------------------------------   ----------------------------------


c. The death benefit provided by the Death Benefit Option shall be payable to the Claimant or Claimants associated with the Policy (or, if all associated Claimants are deceased, the Policy's beneficiary) if the insured dies at any time while the Policy is In Force.

d. In order for the Claimant or Claimants associated with a Policy (or, if all associated Claimants are deceased, the Policy's beneficiary) to receive the death benefit provided by the Death Benefit Option, the Policy must be In Force at the time the insured under the Policy dies; provided however, that if a Policy for which the Death Benefit Option has been elected terminates during the Profit-Sharing Term (other than by reason of the death of the insured), and additional Profit Participation becomes payable to the Claimant or Claimants subsequent to the termination, said Profit Participation shall be provided in the form of contributions to a balance for the Claimant or Claimants in the Group Annuity, as described in Section IV.D.1.b above.

e. Claimants must elect the Death Benefit Option within 90 days of the Company's mailing of the Claim Form by writing to the address specified in the Claim Form.

f. Unless Section IV.D.3 below applies, the death benefit protection provided by the Death Benefit Option shall become effective on the date on which the Company makes its payment of Profit Participation (pursuant to Section IV.B.1.b above) or Rapid-Pay Option benefits (pursuant to Section IV.C above); provided however, that if any necessary regulatory authorization for the Death Benefit Option has not been obtained, the Death Benefit Option shall become effective upon receipt of final regulatory authorization by the Company.

3. If the Company exercises the Rapid-Pay Option pursuant to Section IV.C above within 60 days of the final determination of all CEP Awards, then the following provisions shall apply:

a. The Company shall provide its total Rapid-Pay Option payment to Lead Counsel, who shall place the total Rapid-Pay Option payment in an interest-bearing escrow approved by the Company pending the final distribution of CEP Awards to the Class.

b. All interest earned on the amount in escrow pending distribution of said amount to the Class shall increase the amount of the lump-sum payment provided to the Class pursuant to Section IV.C above.

c. As soon as is practicable following its receipt of the Rapid-Pay Option payment, Lead Counsel shall (i) provide eligible Class Members who have not elected the Death Benefit Option with their share of the Rapid-Pay Option payment pursuant to Section IV.C above, in cash or its equivalent; and (ii) return to the Company the portion of its Rapid-Pay Option payment that is attributable to eligible Claimants who have elected the Death Benefit Option, as set forth in Section IV.D.2 above, upon the Company's receipt of which the Death Benefit Options for said Claimants shall become effective; provided however, that if any necessary regulatory authorization for the Death Benefit Option has not been obtained, the Death Benefit Option shall become effective upon receipt of final regulatory authorization by the Company. The Company shall pay all expenses associated with the allocations described in this Section IV.D.3.c.

E.       Payment of CEP Account Balance on Death

1. With respect to any Policy on which a death benefit becomes payable after a CEP Account has been established for a Claim made on the basis of the Policy, the Company shall make a payment of cash or its equivalent to the Claimant or Claimants associated with the Policy (or, if all associated Claimants are deceased, the Policy's beneficiary) in the full amount of the outstanding balance (if any) of the Claimant's CEP Account at the time of the insured's death.

2. The Company's payment under this Section IV.E shall reduce the Claimant's CEP Account balance to zero and terminate the eligibility of the Claimant to receive any further Profit Participation benefits (including any share of any Level Three Payments, or any share of any Rapid-Pay Option payment by the Company) under the terms of this Settlement Agreement.

F.       Part VIII Claims

1. As described in Part VIII of Exhibit A to this Settlement Agreement, Class Members' Part VIII Claims shall be reviewed and awarded relief pursuant to the provisions of Part VIII of the attached Exhibit A. G. Prospective Commitments 1. From the Final Settlement Date through the end of the Profit-Sharing Term, the Company shall abide by the following Prospective Commitments to all Class Members, both Claimants and Non-Claimants:

a. With respect to Policies issued with the Plan Codes identified in Exhibit L, the Company will not increase in the aggregate the cost of insurance charges expected to be charged in any given year on all such Policies then In Force above those that would have been charged in that year on all such Policies pursuant to the schedules and formulas of cost of insurance charges in effect on the Execution Date, unless, and only to the extent, any such increase is consistent with an increase in the Company's expected aggregate mortality cost (i.e., death claims net of account values released on death) on all such Policies in such year over the aggregate mortality cost for that year using the mortality rate tables in effect on the Execution Date. Future projections of aggregate cost of insurance charges and aggregate mortality costs shall be based upon the then current net amounts at risk (i.e., face amounts net of account values) and cost of insurance charges. The projections shall use assumptions which, aside from revised mortality rates, are consistent with those in effect on the Execution Date.

b. With respect to Policies issued with the Plan Codes identified in Exhibit M, the Company may increase its cost of insurance charges on such Policies above those that would be charged pursuant to the schedules and formulas of cost of insurance charges in effect on the Execution Date, consistent with the written terms of the Policy forms for such policies; provided however, that any revised cost of insurance charge schedule or formula for any such Policy will not (i) take effect prior to July 1, 2002 or (ii) increase the Policy's cost of insurance charge expected to be charged in a given year above the Policy's expected mortality cost (i.e., death claim net of account value released on death) in that year.

(i) Class Members who own Inforce Policies issued with the Plan Codes identified in Exhibit M shall be eligible for the Product Substitution Option defined in
Section II.A.76 above.

c. For purposes of calculating the Earnings of Class Policies in any given calendar year during the Profit-Sharing Term, any changes in scales, in effect on the Execution Date, of cost of insurance charges, expense charges and/or interest crediting rates on the Policies shall not operate in the aggregate to decrease the Profit Participation that would have been provided to the Class, had such changes not been made.

d. The Company commits that, for each calendar year during the Profit-Sharing Term, and by the first business day in April following the end of such year, it shall cooperate with the Accountant to provide to Lead Counsel (and to the Court upon its request) a written report from the Accountant, which report shall state whether, in the opinion of the Accountant, and based upon the Accountant's performance of an examination set forth in Exhibit O hereto, the Company has determined the Earnings of Class Policies and Profit Participation for that year in accordance with this Settlement Agreement. If the Accountant expresses the opinion that the Company has failed to determine the Earnings of Class Policies or Profit Participation in accordance with this Settlement Agreement, or otherwise qualifies its opinion, the Company shall act to do so as soon as practicable, and shall continue to do so until the Accountant expresses an unqualified opinion that the Earnings of Class Policies and Profit Participation have been so determined. Lead Counsel shall secure an Accountant to conduct the examination, and render an examination report, as contemplated by Exhibit O hereto.

e. In the event of a disagreement between the Accountant and the Company as to whether the Company has calculated the Earnings of Class Policies or Profit Participation for any calendar year in accordance with this Settlement Agreement, the Company and Lead Counsel shall attempt in good faith to resolve the disagreement. In the event the Company and Lead Counsel cannot resolve the disagreement in good faith, the disagreement shall be resolved through arbitration before a mutually agreeable arbitrator. The losing party shall reimburse the prevailing party for its attorneys' fees and expenses incurred in connection with any such arbitration.

H. Premium Certificates

1. Each Policy shall entitle its associated Class Member or Members (or, where the Class Member has died, the Class Member's estate) to receive one Premium Certificate, which shall be included in the Class Notice Package.


2. Each Premium Certificate shall be applicable toward the purchase of any one of the policies or annuities listed in Exhibit P directly from the Company as follows:

a. The Premium Certificate shall be applicable toward the purchase of any policy or annuity listed in Exhibit P directly from the Company and consistent with the terms and conditions of that policy or annuity form; provided however, that if the Company believes it would be impracticable to provide a Class Member (or any other holder of a Premium Certificate) with a new policy or annuity on that form, then the Company may instead provide the Class Member (or other holder) with an opportunity to purchase a comparable policy or annuity.

(i) A Premium Certificate may be transferred to any person or entity; provided however, that, subject to Section IV.H.2.b(i)(e) below, the Company reserves the right to determine, based solely on its applicable standard underwriting guidelines for the particular policy or annuity form, whether to issue a new policy to any person or entity who seeks to use the transferred Premium Certificate toward the purchase of a new policy or annuity.


b. Purchasers who elect to use the Premium Certificate toward the purchase of a policy or annuity on any of the forms listed in Exhibit P shall receive a contribution to the premiums or deposits of the policy or annuity respectively on the following terms and conditions:

(i) If for a life insurance policy:

(1) The contributions shall be made to the policy's first and second year premiums.

(2) The amount of each contribution shall equal fifty percent (50%) of each such premium, exclusive of any riders, provided that such contributions shall not in the aggregate exceed 50% of two Target Premiums for the policy.

(3) The newly issued policy purchased with a Premium Certificate shall have a minimum face amount of $100,000. (4) The newly issued policy purchased with a Premium Certificate shall have a maximum face amount of (a) $1,000,000 if issued to a Class Member or (b) $350,000 if issued to a non-Class Member. (5) If (a) the proposed insured on the new policy is or was the insured under the Policy making the Class Member eligible for relief and (b) the face amount of the new policy does not exceed $350,000, issuance of the policy shall be subject to Simplified Underwriting; in all other cases, issuance of the policy shall be subject to standard underwriting.

(ii)     If for an annuity:

(1) Contributions in the amount of 7.5% of the premium deposit in each of the first two years shall be credited to the amount of the annuity.

(2) The newly issued annuity purchased with a Premium Certificate shall have a minimum initial deposit of $10,000.

(3) The newly issued annuity purchased with a Premium Certificate shall have a maximum initial deposit of $1,000,000.

3. Prominently displayed on the face of the Premium Certificate shall be a toll-free number that the holder of a Premium Certificate may call during normal business hours for instructions on application of the Premium Certificate toward the purchase of a new policy or annuity directly from the Company without involving a Producer; provided however, that any person who intends to apply a Premium Certificate toward the purchase of a new policy or annuity and who, in connection with such a purchase, seeks the advice or services of a Producer must state an intention to use the Premium Certificate during his or her first contact with the Producer.

4. The right of a holder to apply the Premium
Certificate toward the purchase of a policy or annuity shall expire three years following the Final Settlement Date.


5. The Premium Certificate for any Policy for which a Claim is submitted to the Claim Evaluation Process shall be rendered invalid by the submission of the Claim and remain invalid, unless validation of the Premium Certificate is awarded as part of the relief for the Claim in the Claim Evaluation Process, in which case the expiration date set forth in Section IV.H.4 above shall apply.


V.  NOTICE  TO  CLASS  MEMBERS  AND   COMMUNICATIONS   WITH  CLASS  MEMBERS  AND
POLICYOWNERS

A. Class Notice Package

1. Subject to the requirements of the Hearing Order and no later than 90 days before the Fairness Hearing, the Company shall send a Class Notice Package by first-class mail, postage prepaid, to the last known address of each Class Member listed on the Company's electronically retrievable records and, in cases of pending litigation against the Company involving the matters Released hereunder, also to any legal counsel known to represent the Class Member in such litigation. The Company will pay for the costs associated with producing and mailing the Class Notice Package.

2.       The Class Notice

a.       The Class Notice shall

(i) inform Class Members that, if they do not exclude themselves from the Class with respect to a particular Policy, they will be eligible to receive one or more forms of relief under the proposed settlement;

(ii) contain a short, plain description of the background of the Action, the Class certification and the proposed settlement;

(iii) describe the proposed relief outlined above in Section IV above, including a description of the Claim Evaluation Process and a general description of the relief available under Exhibit A hereto;

(iv) explain the procedures for participating in the Claim Evaluation Process;

(v) state that Class Members who do nothing in response to the Class Notice Package will still be entitled to the Prospective Commitments, to receive the benefits of the Premium Certificate, and potentially to receive Profit Participation and Rapid-Pay Option benefits;

(vi) explain that one co-owner may request exclusion on behalf of all co-owners;

(vii) explain the impact of the Settlement Agreement on any existing litigation, claim, arbitration or other proceeding;

(viii) explain the disposition of unknown claims; and

(ix) state that any relief to Class Members is contingent on the Court's final approval of the proposed settlement.

The Class Notice shall conform to all applicable requirements of the Federal Rules of Civil Procedure, the United States Constitution (including the Due Process Clause), the Rules of the Court and any other applicable law, and shall otherwise be in the manner and form agreed upon by the Parties and approved by the Court.

b. The Class Notice shall also inform Class Members:

(i) that they may exclude themselves from the Class by submitting a written exclusion request postmarked no later than 35 days before, and received by the Clerk of the Court in care of the Administrator no later than 10 days before, the date of the Fairness Hearing;

(ii) that any Class Member who has not submitted a written request for exclusion may, if he or she desires, object to the proposed settlement by filing and serving a written statement of objection no later than 35 days before the Fairness Hearing;

(iii) that any Class Member who has timely filed and served written objections to the proposed settlement may, if he or she so requests, enter an appearance at the Fairness Hearing either personally or through counsel;

(iv) that any judgment entered with respect to the Settlement Agreement, whether favorable or unfavorable to the Class, shall include, and be binding on, all Class Members who have not been excluded from the Class, even if they have objected to the proposed Settlement Agreement and even if they have any other claim, lawsuit or proceeding pending against the Company; and

(v)      of the terms of the Release.

3.       The Statement of Eligibility

a. Each Class Notice Package shall include a Statement of Eligibility setting forth, to the extent feasible:

(i) the Class Member's name and address;

(ii) the policy number of each Policy making the Class Member eligible for relief;

(iii) the status of each Policy as of the Eligibility Date, as well as a statement that such status is subject to change;

(iv) a notation as to the forms of relief for which the Class Member may be eligible; and

(v) the identity of any current and past co-owners of each Policy, as reflected in the Company's electronically retrievable records, as well as the requirement that co-owners act in concert in determining whether to elect relief.

4.       The Election Form

a. Each Class Notice Package shall include an Election Form for each Policy in which the Class Member has or had an ownership interest. Each Election Form shall include, to the extent feasible:

(i) the Class Member's name and address;

(ii) the policy number of the Policy making the Class Member eligible for relief;

(iii) a statement that the Class Member is eligible to submit a Claim to the Claim Evaluation Process if he or she believes that he or she has been wronged in connection with his or her Policy;

(iv) the identity of any current and past co-owners of each Policy, as reflected in the Company's electronically retrievable records, as well as the requirement that co-owners act in concert in determining whether to elect the Claim Evaluation Process;

(v) a statement that any Class Member who wishes to participate in the Claim Evaluation Process must return his or her Election Form postmarked by the date specified in the Election Form, which date shall be at least 35 days before the Fairness Hearing;

(vi) a statement that if the Class Member wants to participate in the Claim Evaluation Process, the Class Member will need to submit, following the Final Settlement Date, a Claim Form containing an executed Claimant Declaration, as well as all documents in his or her possession relating to the Claim;

(vii) a statement that submitting a Claim to the Claim Evaluation Process will invalidate the Premium Certificate;

(viii) a general description of the relief available in the Claim Evaluation Process and the standards for awarding such relief, together with a statement that returning an Election Form and filing a Claim will not guarantee the Class Member relief in the Claim Evaluation Process; and

(ix) a statement that failure to submit a timely Election Form shall preclude the Class Member from receiving any relief in the Claim Evaluation Process, but entitle the Class Member to be eligible for the relief for which Non-Claimants are eligible.

B.       Publication Notice

1. No later than 80 days before the Fairness Hearing, the Company will publish the Publication Notice, a copy of which is attached as Exhibit C, in USA Today, in the Dallas Morning News, in the Houston Chronicle, in each of the newspapers identified in Appendix 1 to Exhibit C, and on the Company's Internet Web site and Lead Counsel's Internet Web site. The Company shall pay the costs associated with the Publication Notice.

C. Remailing and Additional Notice

1. The Company shall at its cost (a) remail any Class Notice Package returned by the Postal Service with a forwarding address that is received by the Company or the Administrator at least 40 days before the Fairness Hearing, (b) attempt to find an address for any returned Class Notice Package that does not include a forwarding address, or retain an address research firm for this purpose, and (c) if an address research firm is retained, provide a copy of any returned Class Notice Package to the address research firm as soon as practicable following receipt. In addition, the Hearing Order shall provide that (a) any retained address research firm shall provide to the Company in connection with each returned Class Notice Package, as soon as is practicable, either an updated address or a statement that, following due research, it has been unable to obtain an updated address, and (b) the Company shall remail the Class Notice Package to any Class Member for whom the address research firm provides an updated address, so long as the updated address is provided to the Company at least 40 days before the Fairness Hearing.


D.       Post-Settlement Mailing

1.  On  the  Implementation   Date,  the  Company  shall  at  its  cost  send  a
Post-Settlement Mailing to each Class Member who has elected the Claim Evaluation Process in a timely returned Election Form.

a. The Post-Settlement Mailing shall instruct such Class Members that if they wish to submit a Claim, they must complete the enclosed Claim Form and return it postmarked no later than 60 days after the date on which the Claim Form was mailed to the Class Member.


b. The Post-Settlement Mailing shall inform Class Members that, for each Claim, the Class Member must submit (i) copies of all documents related to the sale of the Policy and all documents that he or she believes support or relate to the alleged Claim, (ii) copies of all other documents in the Class Member's possession relating to his or her Policy or Claim, (iii) the Claim Form and (iv) any other affidavits or materials the Claimant wishes to submit.

c. The Post-Settlement Mailing shall further inform Class Members that failure, absent justification, to provide a completed, signed and sworn Claim Form and all relevant documents may result in default or an adverse result in the Claim Evaluation Process.

d. In addition, the Post-Settlement Mailing shall inform Class Members that they may choose not to submit a Claim Form and that, if they do not timely submit a Claim Form, they will no longer be eligible for the Claim Evaluation Process, but shall be eligible for the relief for which Non-Claimants are eligible under this Settlement Agreement.

E. Retention of Administrator

1. The Company shall at its cost retain one or more Administrators of whom Lead Counsel approves to help implement the terms of the proposed Settlement Agreement.

a. The Administrator(s) may assist with various administrative tasks, including, without limitation, (i) mailing or arranging for the mailing of the Class Notice Package to Class Members, (ii) arranging for publication of the Publication Notice, (iii) handling returned mail not delivered to Class Members,
(iv) attempting to obtain updated address information for any Class Notice Packages returned without a forwarding address, (v) making any additional mailings required under the terms of this Settlement Agreement, (vi) arranging for and staffing a toll-free telephone number to assist the Parties in responding to inquiries from Class Members and others, (vii) answering written inquiries from Class Members and/or forwarding such inquiries to Lead Counsel or its designee, (viii) receiving and maintaining on behalf of the Court any Class Member correspondence regarding requests for exclusion, (ix) handling Election Forms and Claim Forms returned by Class Members, (x) mailing or arranging for the mailing of the Post-Settlement Mailing to Class Members who have timely elected the Claim Evaluation Process; (xi) mailing or arranging for the mailing of correspondence concerning the Claim Evaluation Process, including letters addressing the results of the Claim Evaluation Process; (xii) mailing or arranging for the mailing of letters or notices as necessary to further inform Class Members about the Settlement, or to notify Class Members of corrections, errors or miscalculations; and (xiii) otherwise assisting the Company with administration of the Settlement Agreement. The Company will pay the reasonable fees and expenses of the Administrator(s), as well as any other fees and expenses incurred in performing all of the tasks described in this Section V.E.1.a.

b. Lead Counsel and/or its designee shall be entitled to observe and monitor the performance of the Administrator to assure compliance with the Settlement Agreement.

c. The contract between the Company and the Administrator shall obligate the Administrator to abide by the following performance standards:

(i) The Administrator shall accurately and objectively describe, and shall train and instruct its employees and agents accurately and objectively to describe, the provisions of this Settlement Agreement in communications with Class Members.

(ii) The Administrator shall provide prompt, accurate and objective responses to inquiries from Lead Counsel or its designee, the Company and/or Defendant's Counsel.

(iii) If, in the course of any communication with a Class Member, the Class Member requests that the Administrator and/or its agent or employee refer the communication to Plaintiffs' Counsel or the Company, then the Administrator and/or its agent or employee shall promptly fulfill such request.

(iv) If, in
the course of any communication with a Class Member, an agent or employee of the Administrator reasonably concludes that the Class Member is not satisfied with the information and/or assistance provided, then the agent or employee shall promptly refer the Class Member's communication to a supervisor on duty, a representative of the Company, and Lead Counsel or its designee.


d. If the Administrator makes a material or fraudulent misrepresentation to, or wrongfully conceals requested material information from, Lead Counsel or Defendant's Counsel, then the Party to whom the misrepresentation is made (or, in the case of a concealment, the requestor of the information) shall have the right to demand that the Administrator immediately be replaced. If the Administrator fails to perform adequately on behalf of the Company and the Class, the Parties may agree to remove the Administrator.

F. Lead Counsel's Administrative Responsibilities

1. Lead Counsel shall be responsible for (a) retention of the Claim Evaluator and (b) upon receipt of the Claim Files by the Claim Evaluator, ensuring the implementation and conduct of the CEP Administration by the Claim Evaluator. The costs of the foregoing shall be paid to the Claim Evaluator by the Company.

2. If the Company requests access to files and/or other materials utilized by the Claim Evaluator in the Claim Evaluation Process, not including privileged files or work product, Lead Counsel shall consider the request in good faith. If in connection with its dealings with regulators, the Company requests any files or materials gathered by the Claim Evaluator in connection with the Claim Evaluation Process, not including privileged files or work product, Lead Counsel shall not unreasonably withhold its consent to provide such files or materials; provided however, that any such request (a) shall be fulfilled at the Company's expense and (b) shall not unduly disrupt Lead Counsel's administration of the Claim Evaluation Process.


3. The Parties agree that the Claim Evaluation Process shall be used as a forum for the fair resolution of Claims and not the slander or defamation of the character or reputation of the Company, its officials or representatives, Plaintiffs' Counsel or the Parties.

4. As soon as is practicable after the Claim Evaluator has determined the relief to be awarded under Exhibit A hereto for all Claims, Lead Counsel and/or the Claim Evaluator shall provide the Company with information indicating the Claim Categorization, Claim Designation and the amount of relief, if any, awarded to each Claim by policy number.

G.       Communication with Class Members and Policyowners

1. The Company expressly reserves the right to communicate with and respond to inquiries from policyowners and Class Members orally and/or in writing, consistent with the provisions of the Settlement Agreement, and it may do so through any appropriate Producers or agencies, as described in this Section V.G.

2. The Company shall establish a telephone bank with a toll-free telephone number for responding to inquiries from Class Members and policyowners about the proposed settlement and any issues related to the Action.

a. The Company will be responsible for (i) staffing the telephone bank with telephone representatives, (ii) educating the telephone representatives about the background of the Action, the product concepts relevant to the proposed settlement, and the notice, terms and chronology of the proposed settlement,
(iii) training the telephone representatives to answer inquiries from Class Members, Claimants and other policyowners, (iv) providing scripts and model questions and answers for the telephone representatives to use in answering inquiries from Class Members, Claimants and other policyowners, (v) training the telephone representatives to refer Class Member inquiries to Lead Counsel or its designee if the Class Member so requests or where otherwise appropriate, including under the circumstances described in Section V.E.1.c(iii), (vi) providing for a translation service for non-English speaking Class Members who call the toll-free number, (vii) providing callers access to a terminal for the hearing-impaired, and (viii) taking any other steps to promote accurate and efficient communications with Class Members, Claimants and other policyowners.

b. Lead Counsel or its designees may monitor and participate in the education and training process for telephone representatives.

(i) Lead Counsel or its designee may observe any communications between the Company or its designee and the telephone representatives and supervisors of telephone representatives, including any training and instruction. Lead Counsel or its designee may participate in all training sessions, speak with telephone representatives and supervisors, and provide additional comment and/or instruction to telephone representatives and/or supervisors as they deem necessary. The Company may observe any communications between Lead Counsel or its designee and the telephone representatives and supervisors. Either Party may request and obtain a pause in any training session or other communication with a telephone representative or supervisor to confer regarding the content of the communication or training. All training and other communications between the Parties and telephone representatives and/or supervisors must be agreed upon by the Parties.

(ii) The Company and Lead Counsel or its designees shall consult and agree on the preparation of all telephone scripts to be used by the telephone representatives, and all training materials and presentations, whether written or oral, provided to telephone representatives. Lead Counsel shall be provided with complete drafts of all telephone scripts, written materials or written presentation at least 14 days prior to their use in training. Lead Counsel shall respond with any comments within 7 days of the intended use of such documents. Any proposed changes, modifications or additions to the telephone scripts or written training materials by either party must be provided to the other party with sufficient time to permit meaningful comment prior to use. The Parties shall negotiate in good faith concerning any such changes, modifications or additions to facilitate providing clear, understandable and reasonably complete information to Class Members.

(iii) In addition, Lead Counsel may provide an on-site presence at the telephone bank to monitor telephone representatives' handling of Class Members' telephone inquiries and also to speak directly with any Class Member who requests to speak to Plaintiffs' Counsel.

(iv) If during monitoring of a telephone call to the toll-free number Lead Counsel or its designee believes that an inaccurate statement has been made to a Class Member, or that the information provided to the Class Member was confusing or misleading, Lead Counsel or its designee may contact the Class Member to address the inaccuracy.

3. The Company's Producers may also respond to inquiries from, and/or communicate with, present or former Company policyowners about the proposed settlement only by referring Class Members to the toll-free number established to respond to such inquiries. The Company shall (a) instruct its current Producers that they must refer Class Member inquiries to the toll-free number established to respond to such inquiries and (b) instruct its current Producers that, during the period from the Execution Date through the conclusion of the Claim Evaluation Process, they may not receive original documents and/or records from Class Members but that copies of such documents and/or records may be received. Lead Counsel may monitor this training by reviewing advance copies of written communications with current Producers about the proposed settlement and by observing live, taped or broadcast presentations or special training programs, if any, on the proposed settlement.

4. During the period following the Execution Date and prior to the time by which Class Members must elect the Claim Evaluation Process, the Company will continue to process and respond to policyowner complaints, notwithstanding the fact that certain complaints may originate with Class Members and may concern claims that otherwise could be eligible for relief under the Claim Evaluation Process; provided however, that, after the date on which the Class Notice is first mailed to Class Members, any Company offer of relief in response to a policyowner complaint shall be accompanied by notice of the proposed settlement and a statement, in the form of attached Exhibit D, explaining to the policyowner that acceptance of the Company's offer could affect the policyowner's rights under the proposed settlement. Any relief received by a Class Member prior to any election of the Claim Evaluation Process (a) pursuant to any resolution of any Class Member complaint received by the Company or (b) pursuant to any governmental, administrative or regulatory proceeding may be offset against any award of relief granted under the Claim Evaluation Process. Participation in any governmental, administrative or regulatory enforcement proceeding will not affect a person's eligibility to be a Class Member.


5. Mass and/or generalized communications with Class Members regarding the proposed settlement, whether by Plaintiffs' Counsel, the Company or its current Producers, and whether by mail, the establishment or encouragement of Internet Web sites or other Internet communications, telephone scripts, or any other means, shall be made jointly with, or with the approval of, the other Party.

H.       Media Communications

1. Lead Counsel and counsel for the Company agree to cooperate in good faith to ensure that (a) any comments about or descriptions of the proposed settlement or its value or cost in the media or in any other public forum are balanced, fair and accurate and (b) any press releases are reviewed by Lead Counsel and Defendant's Counsel before dissemination or publication.

2. On or after the Execution Date, Lead Counsel and the Company may, after mutual consultation, make press communications announcing the proposed settlement of this Action.

I. Dealings with Producers

1. The Company is committed to treating its Producers fairly and will not retaliate or otherwise take adverse action against any Producer solely because of the Producer's cooperation or participation in the Claim Evaluation Process or the disposition of Claims submitted in the Claim Evaluation Process. Plaintiffs recognize, however, that the Company has the right and the regulatory obligation to train, monitor, supervise and, where necessary, discipline its Producers and to take any remedial or other steps it deems appropriate to protect past, present and future policyowners and the Company itself. In taking such steps, the Company may take account of all relevant facts and circumstances of an individual case, including any facts and circumstances discovered during the Claim Evaluation Process. This Section V.I does not create any rights enforceable by Class Members or third parties, including Producers, under this Agreement.

J. Lead Counsel's Communications with Producers

1. Where necessary, Lead Counsel may contact a Producer who is currently under contract with the Company and who sold or serviced a Policy that is the subject of a Claim, and the Company shall cooperate in providing the Producer's current address and telephone number; provided however, that any contact by Lead Counsel with any such Producer shall be made jointly with the Company.

2. Where necessary, Lead Counsel may contact a Producer who is no longer under contract with the Company but who sold or serviced a Policy that is the subject of a Claim. Where available, the Company will provide Lead Counsel with the Producer's last known address and telephone number.


VI.      REQUESTS FOR EXCLUSION

A. Any potential Class Member who wishes to be excluded from the Class must mail a written request for exclusion to the Clerk of the Court, care of the address provided in the Class Notice, postmarked no later than 35 days before the Fairness Hearing and received no later than 10 days prior to the Fairness Hearing, or as the Court otherwise may direct, and identifying the Policy or Policies that he or she wants to exclude. The written request for exclusion must be signed by the Class Member or a representative who has, and upon request of the parties presents, evidence of legal authority to sign on behalf of the Class Member. A list reflecting all requests for exclusion shall be filed with the Court by the Company at or before the Fairness Hearing.

B. Any potential Class Member who does not file a timely written request for exclusion with respect to a Policy as provided in the preceding Section VI.A shall be bound with respect to that Policy by all subsequent proceedings, orders and judgments in this Action relating to the Settlement Agreement, even if he or she has pending, or subsequently initiates, litigation, arbitration or any other proceeding against the Company relating to that Policy and the claims released in this Action.

VII.     OBJECTIONS TO THE SETTLEMENT

A. Any Class Member who has not filed a timely written request for exclusion for all of his or her Policies and who wishes to object to the fairness, reasonableness or adequacy of this Settlement Agreement or the proposed settlement, or to the award of Attorneys' Fees and Expenses, must deliver to Lead Counsel and Defendant's Counsel and file with the Court, no later than 35 days before the Fairness Hearing or as the Court otherwise may direct, a statement of his or her objection, as well as the specific reason(s), if any, for each objection, including any legal support the Class Member wishes to bring to the Court's attention and any evidence the Class Member wishes to introduce in support of the objection. Class Members may so object either on their own or through an attorney hired at their own expense.


B. Class Members and their personal attorneys may obtain access at their own expense to the documents disclosed through discovery to Plaintiffs' counsel by the Company in this Action, and also to deposition transcripts and exhibits thereto generated in this Action, but must first agree in writing to be bound by the Stipulation and Order of Confidentiality entered in this Action and attached as Exhibit E. These discovery documents shall be made available by appointment during regular business hours at the offices of Lead Counsel at Milberg Weiss Bershad Hynes & Lerach, LLP, 600 West Broadway, Suite 1800, San Diego, California 92101. Lead Counsel shall inform Defendant's Counsel promptly of any requests by Class Members or their attorneys or other persons or entities for access to such documents.


C. If a Class Member hires an attorney to represent him or her, the attorney must (i) file a notice of appearance with the Clerk of Court no later than 35 days before the Fairness Hearing, or as the Court otherwise may direct, and (ii) deliver to Lead Counsel and Defendant's Counsel no later than 35 days before the Fairness Hearing a copy of the same.

D. Any Class Member who files and serves a written objection, as described in
Section VII.A, may appear at the Fairness Hearing, either in person or through personal counsel hired at the Class Member's expense, to object to the fairness, reasonableness or adequacy of this Settlement Agreement or the proposed settlement, or to the award of Attorneys' Fees and Expenses. Class Members or their attorneys intending to make an appearance at the Fairness Hearing must deliver to Lead Counsel and Defendant's Counsel and file with the Court no later than 35 days before the Fairness Hearing, or as the Court otherwise may direct, a notice of intention to appear.

E. Any Class Member who fails to comply with the provisions of this Section VII shall waive and forfeit any and all rights he or she may have to appear separately and/or object, and shall be bound by all the terms of this Settlement Agreement and by all proceedings, orders and judgments in this Action.

VIII.    RELEASE AND WAIVER, AND ORDER OF DISMISSAL

A.       Release and Waiver

1. Plaintiffs and the Class agree to the following release and waiver, which shall take effect upon entry of the Final Judgment and Order Approving
Settlement:
I.  Plaintiffs  and all Class  Members  hereby  expressly  agree that they shall release and discharge the Releasees from, and shall not now or hereafter institute, participate in, maintain, maintain a right to or assert against the Releasees, either directly or indirectly, on their own behalf, or on behalf of the Class or any other person or entity, any and all causes of action, claims, damages, awards, equitable, legal and administrative relief, interest, demands or rights, including, without limitation, claims for rescission, restitution or all damages of any kind, including those in excess of actual damages, claims for mental anguish, and claims for fraud, misrepresentation, breach of any contractual duty, unfair competition and unfair or deceptive trade practices, whether based on federal, state or local law, statute, ordinance, regulation, contract, common law, or any other source, that have been, could have been, may be or could be alleged or asserted now or in the future by Plaintiffs or any Class Member against the Releasees or any of them in this Action or in any other court action or before any administrative body (including any brought by or on behalf of any state attorney general or Department of Insurance or other regulatory entity or state prosecutorial or other organization), tribunal, arbitration panel, or other adjudicatory body on the basis of, connected with, arising out of, or related to, in whole or in part, the Policies and/or the Released Transactions, including without limitation:

A. any or all of the acts, omissions, nondisclosures, facts, matters, transactions, occurrences, or oral or written statements or representations that have been, could have been, may be or could be directly or indirectly alleged, asserted, described, set forth or referred to in the Action;

B. any or all of the acts, omissions, nondisclosures, facts, matters, transactions, occurrences, or oral or written statements or representations allegedly made in connection with or directly or indirectly relating to the Released Transactions, including without limitation any acts, omissions, nondisclosures, facts, matters, transactions, occurrences, or oral or written statements or representations relating to:

1. the Vanishing Premium concept;


2. the number of out-of-pocket payments that were paid or would need to be paid for a life insurance policy, Policy or Policies;

3. the ability to keep or not to keep a Policy or Policies in force based on a fixed number and/or amount of premium payments (less than the number and/or amount of payments required by the terms of the Policies), and/or the amount that would be realized or paid under the Policies based on a fixed number and/or amount of cash payments (less than the number and/or amount of payments required by the terms of the Policies), whether in the form of (a) cash value and/or (b) death, retirement or periodic payment benefits and/or (c) Investment Plan-type benefits;

4. the dividends, interest rate or other policy credits credited or to be credited to premiums paid on a Policy or Policies, or to amounts within a Policy or Policies, and the deductions or charges (including all cost of insurance, expense and other deductions or charges) charged or to be charged against the Policy or Policies, so long as any such deductions or charges are consistent with the terms of the Settlement Agreement;

5. the nature, characteristics, terms, appropriateness, suitability, descriptions and operation of a Policy or Policies, including without limitation
(a) the amount or method of calculation of fees, charges, commissions, distribution costs, administrative expenses and/or taxes in connection with the sale of, as part of the premiums for, or in connection with a full or partial surrender or termination of, a Policy or (b) provision of coverage pursuant to any conditional or binding receipt;

6. the fact that a Policy or Policies were or were not life insurance or that Plaintiffs' or Class Members' objectives (and/or the purchaser's goals) would be funded by the cash values and/or benefits derived from a life insurance policy, or that the product being sold was life insurance was minimized or disguised;

7. whether a Policy or Policies were, would operate or could function as an Investment Plan;

8. the relationship between a Policy's or Policies' cash surrender value and the cumulative amount of premiums paid;

9. the fact that a part of the premiums paid would not be credited toward an investment or savings account or the Policy's or Policies' cash accumulation value, but would be used to offset the Company's commission, sales, administration, tax and/or mortality expenses;

10. the fact that a loan or withdrawal of funds from a Policy could result in interest or other charges;

11. the rate of return on premiums paid in terms of cash value or cash surrender value;

12. the relative suitability or appropriateness of a Policy or Policies;

13. the use of an existing policy's or Policy's cash value or cash-surrender value by means of a surrender, withdrawal/partial surrender or loan to purchase or maintain a new Policy or Policies;

14. the replacement or rollover of an existing life insurance policy or Policy with or into a new Policy or Policies;

15. the Company's account value, policy loan, interest and other policy crediting and cost of insurance and administrative policies and practices; policy or premium charges and monthly deductions, including, without limitation, any elimination of or past use by the Company of the so-called "R Factor"; illustrations of interest and other policy crediting rates, interest or other policy bonuses, account equity rates, account value calculations, policy loans, policy charges, premium charges, monthly deductions, cost of insurance and administrative charges, cash values or death benefits; or any other matters relating to interest or other policy crediting rates, interest or other policy bonuses, account equity rates, account value calculations, policy loans, policy charges, premium charges, monthly deductions or cost of insurance and administrative charges;

16. the so-called Deferred Acquisition ("DAC") tax, including any reductions in policy benefits or increases in policy costs attributed to the costs of the DAC tax;

17. the use of direct recognition of policy loans in the calculation of policy benefits and/or costs;

18. the manner in which the Company trained and supervised any of the Releasees with respect to the Released Transactions, including but not limited to the Company's general agents, agents, branch managers, producers, brokers, solicitors and representatives, or any of them;

19. disclosures in any local, state or federal regulatory filing by the Company relating to the Released Transactions;

C. any or all acts, omissions, nondisclosures, facts, matters, transactions, occurrences or oral or written statements or representations in connection with or directly or indirectly relating to the Settlement Agreement or the settlement of the Action, and/or

D. any and all claims for attorneys' fees, costs or disbursements incurred by Lead Counsel or any other counsel representing Plaintiffs or Class Members in this Action, or by Plaintiffs or the Class Members in this Action, or any of them, in connection with or related in any manner to the Action, the settlement of the Action, the administration of such settlement and/or the Released Transactions except to the extent otherwise specified in the Settlement Agreement.

II. Nothing in this Release shall be deemed to alter (i) a Class Member's contractual rights (except to the extent that such rights are altered or affected by the election and award of benefits under this Settlement Agreement) to make a claim for benefits that will become payable in the future pursuant to the express written terms of the Policy form issued by the Company or (ii) a Class Member's right to assert any claim that independently arises from acts, facts or circumstances arising after the end of the Class Period; provided however, that this provision shall not entitle a Class Member to assert claims that relate to the allegations contained in the Action or to the matters described in paragraphs I.A, I.B or I.C above.

III. The Company hereby expressly agrees that it shall release and discharge the Plaintiffs and Plaintiffs' Counsel, including Lead Counsel, from, and shall not now or hereafter institute, participate in, maintain, maintain a right to or assert against the Plaintiffs and Plaintiffs' Counsel, including Lead Counsel, either directly or indirectly, on its own behalf, or on behalf of any other person or entity, any and all causes of action, claims, damages, awards, equitable, legal and administrative relief, interest, demands or rights, including, without limitation, claims for all damages of any kind, whether based on federal, state or local law, statute, ordinance, regulation, contract, common law, or any other source, that have been, could have been, may be or could be alleged or asserted now or in the future by the Company against the Plaintiffs or Plaintiffs' Counsel, including Lead Counsel, or any of them in this Action or in any other court action or before any administrative body, tribunal, arbitration panel, or other adjudicatory body on the basis of, connected with, arising out of, or related to, in whole or in part, the matters described in paragraph I.C of this Release.

IV. Plaintiffs, the Class Members and the Company expressly acknowledge that principles of law such as Section 1542 of the Civil Code of the State of California provide that a general release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. To the extent that, as a result of or notwithstanding the choice of law provisions in the Settlement Agreement, California or other law may be applicable, Plaintiffs and the Class Members hereby agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules, or legal principles of any other jurisdiction which may be applicable herein, are hereby knowingly and voluntarily waived and relinquished by Plaintiffs and the Class Members, and Plaintiffs and the Class Members hereby agree and acknowledge that this is an essential term of this Release.

V. In connection with this Release, Plaintiffs, the Class Members and the Company acknowledge that they are aware that they may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that they now know or believe to be true with respect to the matters released herein or with respect to their Policies for acts, facts, circumstances or transactions occurring or arising during the Class Period. Nevertheless, it is the intention of Plaintiffs, the Class Members and the Company in executing this Release fully, finally and forever to settle and release all such matters, and all claims relating thereto, which exist, hereafter may exist, or might have existed (whether or not previously or currently asserted in any action or proceeding) with respect to their Policies as set forth in this Release, provided however, that nothing in this Release, including paragraphs II and IV, shall prevent a Class Member who discovers, after the date by which Election Forms must be postmarked, facts that arise out of or relate to the administration or servicing of a Policy after its purchase (not including the matters described in (i) paragraph I.B respecting limited premium payment-type claims or economic performance claims, or (ii) paragraph I.C respecting the Settlement Agreement) - and that could not have been known with the exercise of reasonable care as of the date by which Election Forms must be postmarked - from submitting a claim based on such facts to the Company for resolution under Part VIII of Exhibit A to the Settlement Agreement.

VI. Nothing in this Release shall preclude any action to enforce the terms of the Settlement Agreement, including participation in any of the processes detailed therein.

VII. Plaintiffs and the Class Members hereby agree and acknowledge that the provisions of this Release together constitute an essential term of the Settlement Agreement.

B.       Order of Dismissal

1. The Parties will seek and obtain from the Court a Final Judgment and Order Approving Settlement (for which, as a condition of settlement, the time for appeal has expired without any modifications in the Final Judgment or Order Approving Settlement) as further described below in Section XI. The Final Judgment and Order Approving Settlement shall, among other things, (a) approve this Settlement Agreement as fair, reasonable and adequate, (b) dismiss the Action with prejudice and on the merits, and (c) incorporate the terms of the Release.
IX. ATTORNEYS' FEES AND EXPENSES.

A. Lead Counsel agrees to make, and the Company agrees not to oppose, an application to the Court for the award of Attorneys' Fees and Expenses in the Action not to exceed (i) a payment of actual expenses incurred up to and including the date of the Fairness hearing, not to exceed $750,000; and (ii) additional payments to Lead Counsel in amounts equal to 22.38% of each Profit Participation or Rapid-Pay Option payment made to the Class. Subject to the conditions in this Section, such fees and expenses shall be paid by the Company on the following dates: (i) as to the payment of actual expenses incurred up to and including the date of the Fairness Hearing (not to exceed $750,000), within 10 days after the entry of the Final Judgment and Order Approving Settlement; and (ii) as to payments to Lead Counsel to be calculated based on Profit Participation or Rapid-Pay Option payments to the Class, on the same date as such payments. If the Final Judgment and/or Order Approving Settlement is reversed, vacated, modified, and/or remanded for further proceedings or otherwise disposed of in any manner other than one resulting in an affirmance of the Final Judgment and Order Approving Settlement as to any matter other than a reduction of the award of Attorneys' Fees and Expenses, and if the Company or Lead Counsel properly and timely terminates the Settlement Agreement in accordance with Section XII.C., XII.D or XII.E of this Settlement Agreement, then Lead Counsel shall within 10 days return to the Company the amount of Attorneys' Fees and Expenses paid by the Company. If the award of Attorneys' Fees and Expenses is reduced after entry of the Final Judgment and Order Approving Settlement, then Lead Counsel shall within 10 days return to the Company the amount by which the Attorneys' Fees and Expenses have been reduced. Any return of Attorneys' Fees and Expenses under this Section shall be increased by interest accrued at the six-month T-Bill rate prevailing at the date of the entry of the Final and Order Approving Settlement. Lead Counsel's obligation to return any of the Attorneys' Fees and Expenses, as described above, shall be evidenced by a promissory note, which note shall be executed by Melvyn I. Weiss, Esq. on behalf of himself, the firm of Milberg Weiss Bershad Hynes & Lerach, LLP and that firm's Executive Committee.

B. Lead Counsel, in its sole discretion, shall allocate and distribute this award of Attorneys' Fees and Expenses among counsel for the Class herein.

C. As set forth in this Settlement Agreement, the Company will bear administrative expenses and costs reasonably incurred after the execution of this Settlement Agreement, including the costs of publishing, printing and mailing the Class Notice Packages; publishing the Publication Notice; post-office rental box costs; any processing costs for requests for exclusion and Election Forms; fees and disbursements to the Administrator and any other third-party contractors or administrators; administration and relief costs of Profit Participation, the Claim Evaluation Process, the Part VIII ADR Process, the Premium Certificates and the Prospective Commitments; the cost of compiling the Claim Files; the fees and expenses of the Claim Evaluator, Accountant and arbitrators (including, where applicable, assistants); and Attorneys' Fees and Expenses.

D. Neither the Company nor their past, present and future parents (including intermediate and ultimate parents), shareholders, subsidiaries, affiliates, predecessors, successors and assigns, nor any of their respective past, present and future officers, directors, shareholders, employees, general agents, agents, branch managers, producers, brokers, solicitors, representatives, attorneys, heirs, administrators, executors, insurers, predecessors, successors and assigns, or any of them, shall be liable for or obligated to pay any fees, expenses, costs or disbursements to, or incur any expense on behalf of, any person, either directly or indirectly, in connection with this Action, this Settlement Agreement, or the proposed settlement, other than the amount or amounts expressly provided for in this Settlement Agreement.

X.       ORDER OF NOTICE, FAIRNESS HEARING AND ADMINISTRATION

A. The Parties have negotiated, drafted and agreed to the form of the following documents, copies of which are attached hereto and are incorporated herein by this reference: the CEP Relief Guidelines (Exhibit A), the Class Notice Package (Exhibit B), the Publication Notice (Exhibit C), the statement to accompany offers of relief pursuant to Section V.G.4 above (Exhibit D), the Stipulation and Order of Confidentiality (Exhibit E), the Simplified Underwriting guidelines (Exhibit F), the proposed Hearing Order (Exhibit G), the proposed Final Judgment (Exhibit H), the proposed Order Approving Settlement (Exhibit I), the Post-Settlement Mailing and Claim Form (Exhibit J), the CEP Administrative Forms (Exhibit K), the Plan Codes to which the Prospective Commitment set forth in
Section IV.G.1.a above shall apply (Exhibit L), the Plan Codes to which the Prospective Commitment set forth in Section IV.G.1.b above shall apply (Exhibit
M), the Earnings of Class Policies schedule (Exhibit N), the Independent Auditor's Procedures (Exhibit O) and the list of policies and annuities toward which the Premium Certificates may be applied (Exhibit P). These documents shall each be an integral part of this Settlement Agreement.

B. No later than April 11, 2001, the Parties will submit this Settlement Agreement, including all attached exhibits, to the Court and seek and obtain from the Court a proposed Hearing Order, unless otherwise agreed to by the
Parties:

1.  amending  the  pending  class  certification  in the Action to  provide  for certification of the Class for settlement purposes only, which class certification shall be vacated in the event the Settlement Agreement is terminated by either party pursuant to Section XII.C, XII.D or XII.E, upon which termination the Court's March 13, 2000 order certifying a class for litigation purposes shall be automatically re-entered as of the date of re-entry by the Court;

2. finding that the proposed settlement is sufficient to warrant sending notice to the Class;

3. scheduling the Fairness Hearing to be held on such date as the Court may direct, to consider the fairness, reasonableness and adequacy of the proposed settlement and whether it should be approved by the Court;

4. approving the proposed Class Notice Package, Publication Notice and notice methodology described in this Settlement Agreement;

5. directing the Company or its designee(s) to cause the Class Notice Package to be mailed to each Class Member (and, in cases of pending litigation against the Company, also to any legal counsel known to represent the Class Member) by first-class mail, postage prepaid, to his or her last known address (if available from the Company's electronically retrievable records) no later than 90 days before the Fairness Hearing;

6. directing the Company or its designee(s) to publish the Publication Notice as provided in this Settlement Agreement no later than 80 days before the Fairness Hearing;

7. determining that the Class Notice Package, together with the Publication Notice, (a) is the best practicable notice, (b) is reasonably calculated, under the circumstances, to apprise Class Members of the pendency of the Action and of their right to object to or exclude themselves from the proposed settlement, (c) is reasonable and constitutes due, adequate and sufficient notice to all persons entitled to receive notice, and (d) meets all applicable requirements of the Federal Rules of Civil Procedure, the United States Constitution (including the Due Process Clause), the Rules of the Court and any other applicable law;

8. ruling that the Company, or the Administrator(s), shall (a) remail any Class Notice Packages returned by the Postal Service with forwarding addresses that are received by the Company or the Administrator(s) at least 40 days before the Fairness Hearing and (b) research any such returned Class Notice Packages that do not include a forwarding address, or retain one or more address research firms to conduct such research, and (c) provide copies of any such returned Class Notice Packages that do not include a forwarding address to the address research firm retained by the Company as soon as practicable following receipt. In addition, the Hearing Order shall provide that (a) in connection with each returned Class Notice Package provided to it, the address research firm will return to the Company or the Administrator, as soon as is practicable, either an updated address or a statement that, following due research, it has not been able to update that address, and (b) the Company will remail the Class Notice Package to any Class Member for whom the address research firm provides an updated address, so long as the updated address is provided to the Company at least 40 days before the Fairness Hearing;

9. requiring the Company to file proof of the mailing of the Class Notice Package and publication of the Publication Notice at or before the Fairness Hearing;

10. authorizing the Company, including its current Producers or other representatives and any other retained personnel, to communicate with potential Class Members, Class Members and other present or former policyowners about the Action and the terms of the proposed settlement, subject to the terms of Section V.G, and to engage in any other communications within the normal course of the Company's business;

11. requiring each Class Member who wishes to exclude himself or herself from the Class to submit an appropriate, timely written request for exclusion, postmarked no later than 35 days before, and received no later than 10 days before, the date of the Fairness Hearing, to the Clerk of the Court, care of the address provided in the Class Notice;

12. preliminarily enjoining all Class Members who have not timely excluded themselves from the Class as to a Policy from filing, commencing, prosecuting, intervening in, participating in as class members or otherwise, or receiving any benefits or other relief from, any other lawsuit, arbitration or administrative, regulatory or other proceeding or order in any jurisdiction, based on or relating to the claims and causes of action, or the facts and circumstances relating thereto, in this Action and/or the Released Transactions as to that Policy;

13. preliminarily enjoining all persons from filing, commencing or prosecuting any other lawsuit as a class action (including by seeking to amend a pending complaint to include class allegations or by seeking class certification in a pending action in any jurisdiction) on behalf of Class Members who have not timely excluded themselves from the Class, if such other lawsuit is based on or relates to the claims and causes of action, or the facts and circumstances relating thereto, in this Action and/or the Released Transactions;

14. ruling that any Class Member who does not submit a timely, written request for exclusion from the Class will be bound by all proceedings, orders and judgments in this Action, even if such Class Member has previously initiated or subsequently initiates individual litigation against the Company or other proceedings encompassed by the Release and relating to a Policy or Policies;

15. requiring each Class Member who wishes to object to the fairness, reasonableness or adequacy of this Settlement Agreement or the proposed settlement, or to the award of Attorneys' Fees and Expenses, to deliver to Lead Counsel and Defendant's Counsel and to file with the Court, no later than 35 days before the Fairness Hearing, or at such other time as the Court may direct, a statement of his or her objection, as well as the specific reasons, if any, for each objection, including any legal support the Class Member wishes to bring to the Court's attention and any evidence the Class Member wishes to introduce in support of his or her objection, or be forever barred from separately objecting;

16. requiring any attorney hired by a Class Member at the Class Member's expense for the purpose of objecting to this Settlement Agreement, the proposed settlement, or the award of Attorneys' Fees and Expenses, to file with the Clerk of Court and deliver to Lead Counsel and Defendant's Counsel a notice of appearance no later than 35 days before the Fairness Hearing, or as the Court otherwise may direct;

17. requiring any Class Member who files and serves a written objection and who intends to make an appearance at the Fairness Hearing, either in person or through personal counsel hired at the Class Member's expense, to deliver to Lead Counsel and Defendant's Counsel and file with the Court no later than 35 days before the Fairness Hearing, or as the Court otherwise may direct, a notice of intention to appear;

18. directing the Company or its designated agents to rent one or more post-office boxes in the name of the Clerk of the Court, to be used for receiving requests for exclusion and any other communications including Election Forms, and providing that, other than the Court or the Clerk of Court, only the Company, Lead Counsel and their designated agents shall have access to such post-office boxes;

19. directing Defendant's Counsel and Lead Counsel, and any other counsel for Plaintiffs or the Class, promptly to furnish each other with copies of any and all objections or written requests for exclusion that might come into their possession;

20. providing a means for those filing objections to obtain access at their own expense, at Lead Counsel's office, to the documents disclosed by the Company through discovery to Plaintiffs' counsel in this Action, and also to deposition transcripts and exhibits thereto in this Action, provided that such individuals shall not be given access to these materials unless and until they enter into the Stipulation of Confidentiality, as described above in Section VII.B; and

21. containing any additional provisions that might be necessary to implement and administer the terms of this Settlement Agreement and the proposed settlement.

C. Neither Irwin Ginsberg, Harriet D. Mann, Yvonne H. Massey, Isaac Norman nor any other named Plaintiff will request exclusion from the Class, object to the proposed settlement, or otherwise challenge the unconditional approval of the proposed settlement.

XI. FINAL APPROVAL, AND FINAL JUDGMENT AND ORDER APPROVING SETTLEMENT

A. After the Fairness Hearing, and upon the Court's approval of this Settlement Agreement, the Parties shall seek and obtain from the Court a Final Judgment and Order Approving Settlement, which shall, among other things:

1. find that the Court has personal jurisdiction over all Class Members and that the Court has subject matter jurisdiction to approve this Settlement Agreement and all exhibits thereto;

2. approve this Settlement Agreement and the proposed settlement as fair, reasonable and adequate, consistent and in compliance with all applicable requirements of the Federal Rules of Civil Procedure, the United States Constitution (including the Due Process Clause), the Rules of the Court and any other applicable law, and in the best interests of each of the Parties and the Class Members; direct the Parties and their counsel to implement and consummate this Settlement Agreement according to its terms and provisions; and declare this Settlement Agreement to be binding on - and, as to all claims and issues that have or could have been raised in this Action, to have res judicata and other preclusive effect in all pending and future lawsuits or other proceedings encompassed by the Release maintained by or on behalf of - Plaintiffs and all other Class Members, as well as their heirs, executors and administrators, successors and assigns;

3. finally certify the Class for settlement purposes, which class certification shall be vacated in the event the Court's approval of the Settlement Agreement is modified or vacated and this Settlement Agreement is terminated by either party pursuant to Section XII.C, XII.D or XII.E below, upon which termination the Court's March 13, 2000 order certifying a class for litigation purposes shall be automatically re-entered as of the date of re-entry by the Court;

4. find that the Class Notice Package, the Publication Notice and the notice methodology implemented pursuant to this Settlement Agreement (a) constituted the best practicable notice, (b) constituted notice that was reasonably calculated, under the circumstances, to apprise Class Members of the pendency of the Action, their right to object to or exclude themselves from the proposed settlement and their right to appear at the Fairness Hearing, (c) were reasonable and constituted due, adequate and sufficient notice to all persons entitled to be provided with notice, and (d) met all applicable requirements of the Federal Rules of Civil Procedure, the United States Constitution (including the Due Process Clause), the Rules of the Court and any other applicable law;

5. find that Lead Counsel and the Class representatives adequately represented the Class for purposes of entering into and implementing the settlement;

6. confirm that, to the extent that a Premium Certificate or the right to transfer it to another person may be deemed to be a security, registration of the Premium Certificate or of such transfer right would not be required by virtue of the Court's approval of the settlement, pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended;

7. dismiss the Action (including all individual claims and Class claims presented thereby) on the merits and with prejudice, without fees or costs to any Party except as provided in this Settlement Agreement;

8. incorporate the Release set forth above in Section VIII, make the Release effective as of the date of the Final Judgment and Order Approving Settlement, and forever discharge the Releasees from any claims or liabilities arising from or related to the Released Transactions;

9. permanently bar and enjoin all Class Members who have not been timely excluded from the Class with respect to a Policy from (a) filing, commencing, prosecuting, intervening in, participating in (as class members or otherwise), or receiving any benefits or other relief from, any other lawsuit, arbitration, or administrative, regulatory or other proceeding or order in any jurisdiction based on or relating to the claims and causes of action, or the facts and circumstances relating thereto, in this Action and/or the Released Transactions as to that Policy, and (b) organizing such nonexcluded Class Members into a separate class for purposes of pursuing as a purported class action (including by seeking to amend a pending complaint to include class allegations, or by seeking class certification in a pending action) any lawsuit based on or relating to the claims and causes of action, or the facts and circumstances relating thereto, in this Action and/or the Released Transactions as to that Policy;

10. authorize the Parties, without further approval from the Court, to agree to and adopt such amendments, modifications and expansions of this Settlement Agreement and all exhibits attached to the Settlement Agreement as (a) are not materially inconsistent with the Final Judgment and Order Approving Settlement and (b) do not limit the rights of Class Members under the Settlement Agreement;

11. authorize the Company, in consultation with Lead Counsel and without approval from the Court, to implement the settlement before the Final Settlement Date, in which case all provisions in this Settlement Agreement that specify actions to be taken on or after the Final Settlement Date shall, to the extent necessary, be deemed to provide that those actions shall be taken on or after the date on which the Company elects to implement the Settlement Agreement;

12. require that, in the event that the Company determines to implement the settlement before the Final Settlement Date, anyone seeking to appeal from the Court's rulings must first (a) request to intervene upon a representation of inadequacy of counsel, (b) request a stay of implementation of the settlement and (c) post an appropriate bond, and, absent satisfaction of each of these three requirements, authorize the Company to proceed with implementation of the settlement, even if such implementation would moot the appeal;

13. authorize Lead Counsel to select the Claim Evaluator, who shall be authorized (a) to conduct the CEP Administration in accordance with the terms of the Agreement and (b) to retain one or more administrators, in consultation with the Company, to help conduct the CEP Administration;

14. without affecting the finality of the Final Judgment and Order Approving Settlement for purposes of appeal, retain jurisdiction as to all matters relating to the administration, consummation, enforcement and interpretation of this Settlement Agreement and the Final Judgment and Order Approving Settlement, and for any other necessary purpose; provided however, that nothing in this Section shall restrict the ability of the Parties to exercise their rights under Sections XI.A.10, XI.A.11 and XI.A.13 above; and

15. incorporate any other provisions that the Court deems necessary and just.

XII. MODIFICATION OR TERMINATION OF THIS AGREEMENT

A. The terms and provisions of this Settlement Agreement may be amended, modified or expanded by agreement of the Parties and approval of the Court; provided however, that after entry of the Final Judgment and Order Approving Settlement the Parties may by agreement effect such amendments, modifications or expansions of this Settlement Agreement and its implementing documents
(including all exhibits to the Settlement Agreement) without notice to or approval by the Court if such changes are not materially inconsistent with the Court's Final Judgment and Order Approving Settlement and do not limit the rights of Class Members under the Settlement Agreement.

B. The Company, in consultation with Lead
Counsel and without approval of the Court, may implement the terms of the settlement after entry of the Final Judgment and Order Approving Settlement but before the Final Settlement Date, in which case all provisions in this Settlement Agreement that specify actions to be taken on or after the Final Settlement Date shall, to the extent necessary, be deemed to provide that those actions shall be taken on or after the date on which the Company elects to implement the Settlement Agreement.

C. This Settlement Agreement will terminate at the sole option and discretion of the Company or Plaintiffs if (i) the Court, or any appellate court(s), rejects, modifies or denies approval of any portion of this Settlement Agreement or the proposed settlement that the terminating Party in its (or their) sole judgment and discretion reasonably determine(s) is material, including, without limitation, the terms of relief, the findings of the Court, the provisions relating to notice, the definition of the Class and/or the terms of the Release, or (ii) the Court, or any appellate court(s), does not enter or completely affirm, or alters or expands, any portion of the Final Judgment or Order Approving Settlement, or any of the Court's findings of fact or conclusions of law as proposed by Defendant's Counsel and Lead Counsel, that the terminating Party in its (or their) sole judgment and discretion believe(s) is material. The terminating Party must exercise the option to withdraw from and terminate this Settlement Agreement, as provided in this Section, no later than 20 days after receiving notice of the event prompting the termination.

D. Notwithstanding the preceding Section XII.C, Plaintiffs may not terminate this Settlement Agreement solely because of the amount of Attorneys' Fees and Expenses awarded by the Court or any appellate court(s). The Company, however, may elect to terminate this Settlement Agreement if the amount of Attorneys' Fees and Expenses awarded exceeds the amount that it has agreed in this Settlement Agreement not to oppose before the Court.

E. No later than 20 days after receiving notice of the event prompting the termination, the Company also may unilaterally withdraw from and terminate this Settlement Agreement if: 1. those persons or entities who elect to exclude themselves from the Class with respect to any Policy or Policies together own more than two percent (2%) of all Policies owned by Class Members; and/or 2. any state attorney general or regulatory or administrative authority institutes a proceeding or investigation against the Company arising out of or otherwise related to the Released Transactions.

F. If timely and properly completed Election Forms are submitted for more than five percent (5%) of the base face amount of all Policies, then either Lead Counsel in its discretion or the Company in its discretion may argue or present evidence at the Fairness Hearing that, due to the estimated volume of Claims, the proposed settlement is not fair, reasonable and adequate; provided however, that:

1. in the event that a Party intends to present evidence under the terms of this
Section XII.F, it shall provide the opposing Party with written notice of its intent at least 20 days before the Fairness Hearing;

2. at least five days before the Fairness Hearing, the Party intending to present evidence shall provide the opposing Party with (a) any and all submissions it intends to make to the Court and (b) a witness list, if any; and

3. presentation of evidence under the terms of this Section XII.F shall not be deemed to constitute a breach of this Settlement Agreement.

G. If an option to withdraw from and terminate this Settlement Agreement arises under Sections XII.C, XII.D and/or XII.E, (i) neither the Company nor Plaintiffs will be required for any reason or under any circumstance to exercise that option, and (ii) any exercise of that option shall be made in good faith.

H. If this Settlement Agreement is terminated pursuant to Sections XII.C, XII.D and/or XII.E, then:

1. this Settlement Agreement shall be null and void and shall have no force or effect, and no Party to this Settlement Agreement shall be bound by any of its terms, except for the terms of this Section XII.H and Sections XIII.C and XIII.D, below;

2. this Settlement Agreement, all of its provisions, and all negotiations, statements and proceedings relating to it shall be without prejudice to the rights of the Company, Plaintiffs or any other Class Member, all of whom shall be restored to their respective positions existing immediately before the execution of this Settlement Agreement;

3. The Company and its current and former directors, officers, Producers, employees, agents, and each of their respective predecessors, successors, heirs, agents, attorneys, representatives and assigns, expressly and affirmatively reserve all defenses, arguments and motions as to all claims that have been or might later be asserted in the Action, including (without limitation) any applicable statutes of limitation and the argument that the Action may not be litigated as a class action;

4. Plaintiffs and their current and former predecessors, successors, heirs, agents, attorneys, representatives and assigns expressly and affirmatively reserve all motions as to, and arguments in support of, all claims that have been or might later be asserted in the Action, including (without limitation) any argument concerning class certification and/or punitive damages;

5. neither this Settlement Agreement, nor the fact of its having been made, shall be admissible or entered into evidence for any purpose whatsoever; and 6. any order or judgment entered after the date of this Settlement Agreement will be deemed vacated and will be without any force or effect.

XIII. GENERAL MATTERS AND RESERVATIONS

A. The obligation, although not the ability, of the Parties to conclude the proposed settlement is and will be contingent upon each of the following:

1. acceptance of this Settlement Agreement by Great Southern Life Insurance Company's Board of Directors;

2. the absence of any other policyowner demands or actions that arise out of or relate to the matters described in the Release and that would materially impair the benefits to the Releasees, or any of them, otherwise provided for by the Release but that would not be terminated or otherwise resolved by this Settlement Agreement;

3. the resolution, acceptable to the Company, of any regulatory proceedings or investigations arising out of, or relating to the relief to be provided under, the proposed settlement, as described above in Section XII.E.2 (to this end, the Company agrees to seek any necessary regulatory approval relating to the relief not later than 30 days after the Fairness Hearing);

4. entry by the Court of the Final Judgment and Order Approving Settlement, from which the time to appeal has expired or which have remained unmodified after any appeal(s); and

5. any other conditions stated in this Settlement Agreement.

B. The Parties and their counsel agree to keep the existence and contents of this Settlement Agreement and all related negotiations confidential until the date of the first public announcement by the Company; provided however, that this Section shall not prevent earlier disclosure of such information to regulators, rating agencies, financial analysts, Producers, or any other person or entity (such as experts, courts, and/or Administrators) to whom the Parties agree disclosure must be made to effectuate the terms and conditions of this Settlement Agreement.

C. Plaintiffs and their counsel agree that the information made available to them in connection with the parties' settlement negotiations was made available on the conditions that neither Plaintiffs nor their counsel may disclose it to third parties (other than experts or consultants retained by Plaintiffs in connection with this case), that it not be the subject of public comment, and that it not be used by Plaintiffs or their counsel in connection with any motion for or argument in favor of class certification or in any other way in this litigation should this Action not settle, or in any other litigated proceeding; provided however, that nothing contained herein shall prohibit Plaintiffs from seeking such information through formal discovery or from referring to the existence of such information in connection with the Action or the settlement of this litigation.

D. Two years after the Final Settlement Date or promptly after termination of this Settlement Agreement, whichever comes first (unless the time is extended by agreement of the Parties), Plaintiffs and their counsel will return to Defendant's Counsel all documents (and all copies of such documents in whatever form made or maintained) produced by the Company in this Action, as well as all transcripts of and exhibits to any deposition testimony provided by the Company or its current or former officers, employees or Producers (and all copies of such documents in whatever form made or maintained); provided however, that this
Section XIII.D shall not apply to any documents made part of of the record in connection with a Claim made under the Claim Evaluation Process, or to any documents made part of a Court filing, or to Plaintiffs' counsel's work product. The Company agrees to store and preserve all materials returned by Plaintiffs and their counsel pursuant to this Section XIII.D for at least one year after the awarding of relief in the Claim Evaluation Process is finally concluded, not including the awarding of relief for any Part VIII Claims.

E. By execution of this Settlement Agreement, the Company does not intend to release any claim against any insurer for any cost or expense hereunder, including attorneys' fees and costs.

F. Lead Counsel represents that (i) it is authorized to enter into this Settlement Agreement on behalf of Plaintiffs and any other attorneys who have represented or who now represent Plaintiffs in this Action with respect to the claims in this Action and (ii) it is seeking to protect the interests of the entire Class.

G. Plaintiffs represent and certify that (i) they have agreed to serve as representatives of the Class proposed to be certified herein; (ii) they are willing, able and ready to perform all of the duties and obligations of representatives of the Class; (iii) they have read the pleadings in this Action, including the Complaint, or have had the contents of such pleadings described to them; (iv) they have been kept apprised of the progress of the Action and the settlement negotiations among the Parties, and have either read this Settlement Agreement, including the exhibits attached to the Settlement Agreement, or have received a description of it from Plaintiffs' Counsel, and they have agreed to its terms; (v) they have consulted with Lead Counsel - and/or other Plaintiffs' counsel of record - about the Action, this Settlement Agreement and the obligations of a representative of the Class; (vi) they have authorized Lead Counsel to execute this Settlement Agreement on their behalf; and (vii) they will remain and serve as representatives of the Class until the terms of this Settlement Agreement are effectuated, this Settlement Agreement is terminated in accordance with its terms, or the Court at any time determines that said Plaintiffs cannot represent the Class.

H. Gary L. Muller represents that he is authorized to enter into this Settlement Agreement on behalf of the Company and any attorneys who have represented or who now represent the Company in the Action.

I. This Settlement Agreement sets forth the entire agreement among the Parties with respect to its subject matter, and it may not be altered or modified except by written instrument executed by Lead Counsel and Defendant's Counsel. The Parties expressly acknowledge that no other agreements, arrangements or understandings not expressed in this Settlement Agreement exist among or between them.

J. This Settlement Agreement and any ancillary agreements shall be governed by and interpreted according to the law of the State of Texas, excluding its conflict of laws provisions.

K. Any action to enforce this Settlement Agreement shall be commenced and maintained only in this Court.

L. Whenever this Settlement Agreement requires or contemplates that one Party shall or may give notice to the other, notice shall be provided by facsimile and/or next-day (excluding Sunday) express delivery service as follows:

1. If to the Company, then to
                                    Ralph C. Ferrara, Esq.
                                    Debevoise & Plimpton
                                    555 13th Street, N.W.
                                    Washington, D.C.  20004
                                    Telephone:  (202) 383-8000
                                    Facsimile:  (202) 383-8118

                                            and


                                    Edwin R. DeYoung, Esq.
                                    Locke Liddell & Sapp LLP
                                    2200 Ross Avenue
                                    Suite 2200
                                    Dallas, Texas   75201-6776
                                    Telephone:  (214) 740-8000
                                    Fax:  (214) 740-8800


2.       If to Plaintiffs, then to
                                    Melvyn I. Weiss, Esq.
                                    Milberg Weiss Bershad Hynes & Lerach, LLP
                                    One Pennsylvania Plaza
                                    New York, New York  10119
                                    Telephone:  (212) 594-5300
                                    Facsimile:   (212) 868-1229

                                            and

                                    Timothy G. Blood, Esq.
                                    Milberg Weiss Bershad Hynes & Lerach, LLP
                                    600 West Broadway
                                    Suite 1800
                                    San Diego, California  92101
                                    Telephone:  (619) 231-1058
                                    Facsimile:  (619) 231-7423

M. All time periods set forth herein shall be computed in calendar days unless otherwise expressly provided. In computing any period of time prescribed or allowed by this Settlement Agreement or by order of court, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, a Sunday or a legal holiday, or, when the act to be done is the filing of a paper in court, a day on which weather or other conditions have made the office of the clerk of the court inaccessible, in which event the period shall run until the end of the next day that is not one of the aforementioned days. As used in this Section, "legal holiday" includes New Year's Day, Birthday of Martin Luther King, Jr., Presidents' Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day and any other day appointed as a holiday by the President or the Congress of the United States, or by the State of Texas.

N. The Parties reserve the right, subject to the Court's approval, to make any reasonable extensions of time that might be necessary to carry out any of the provisions of this Settlement Agreement.

O. All Parties agree that this Settlement Agreement was drafted by counsel for the Parties at arm's length, and that no parol or other evidence may be offered to explain, construe, contradict or clarify its terms, the intent of the Parties or their counsel, or the circumstances under which the Settlement Agreement was made or executed.

P. In no event shall the Settlement Agreement, any of its provisions or any negotiations, statements or court proceedings relating to its provisions in any way be construed as, offered as, received as, used as or deemed to be evidence of any kind in this Action, any other action, or any judicial, administrative, regulatory or other proceeding, except a proceeding to enforce this Settlement Agreement. Without limiting the foregoing, neither this Settlement Agreement nor any related negotiations, statements or court proceedings shall be construed as, offered as, received as, used as or deemed to be evidence or an admission or concession of any liability or wrongdoing whatsoever on the part of any person or entity, including but not limited to the Company, or as a waiver by the Company of any applicable defense, including without limitation any applicable statute of limitations or statute of frauds, or as a waiver by Plaintiffs or the Class of any claims, causes of action or remedies, including punitive damages.


Q. The Company expressly denies any wrongdoing alleged in the pleadings and does not admit or concede any actual or potential fault, wrongdoing or liability in connection with any facts or claims that have been or could have been alleged against it in the Action, but considers it desirable for the Action to be settled and dismissed because this settlement will (i) provide substantial benefits to the Company's present and former policyowners, (ii) avoid the substantial expense and the further disruption of the management and operation of the Company's business due to the pendency and defense of the Action and
(iii) finally put Plaintiffs' claims and the underlying matters to rest.


R. Plaintiffs expressly affirm that the allegations contained in the Complaint were made in good faith and have a substantial basis in fact, but consider it desirable for the Action to be settled and dismissed because of the substantial benefits that the proposed settlement will provide to the Company's present and former policyowners.


S. Neither this Settlement Agreement nor any of the relief to be offered under the proposed settlement shall be interpreted to alter in any way the contractual terms of any Policy, or to constitute a novation of any Policy.


T. No opinion concerning the tax consequences of the proposed settlement to individual Class Members is being given or will be given by the Company, Defendant's Counsel or Plaintiffs' Counsel; nor is any representation or warranty in this regard made by virtue of this Settlement Agreement. The Class Notice will direct Class Members to consult their own tax advisors regarding the tax consequences of the proposed settlement, including any payments, contributions or credits provided hereunder, and any tax reporting obligations they may have with respect thereto. Each Class Member's tax obligations, and the determination thereof, are the sole responsibility of the Class Member, and it is understood that the tax consequences may vary depending on the particular circumstances of each individual Class Member.

U. The Parties, their successors and assigns, and their attorneys undertake to implement the terms of this Settlement Agreement in good faith, and to use good faith in resolving any disputes that may arise in the implementation of the terms of this Settlement Agreement.

V. The Parties, their successors and assigns, and their attorneys agree to cooperate fully with one another in seeking court approval of this Settlement Agreement and to use their best efforts to effect the prompt consummation of this Settlement Agreement and the proposed settlement. W. This Settlement Agreement may be signed in counterparts, each of which shall constitute a duplicate original.

                  Agreed to this 6th day of April, 2001.

APPROVED AND AGREED TO BY AND ON BEHALF OF Irwin Ginsberg, Harriet D. Mann, Yvonne H. Massey and ISAAC NORMAN, IN THEIR INDIVIDUAL AND REPRESENTATIVE CAPACITIES


                        By:  _______________________________________________

                                        MELVYN I. WEISS, ESQ.
                             Milberg Weiss Bershad Hynes & Lerach LLP
                                    LEAD COUNSEL FOR PLAINTIFFS

                           APPROVED AND AGREED TO BY AND ON BEHALF OF
                           GREAT SOUTHERN LIFE INSURANCE COMPANY


                       By:  _______________________________________________
                                        GARY L. MULLER
                                    CHIEF EXECUTIVE OFFICER
                              GREAT SOUTHERN LIFE INSURANCE COMPANY